Execution Version

PURCHASE AGREEMENT

by and among

GB HOLDING I, LLC,

AM APPAREL HOLDINGS, INC.

and

G-III LEATHER FASHIONS, INC.

Dated as of February 11, 2008

i

ii

SCHEDULES

A1 – Seller and Company Knowledge

A2 – Buyer Knowledge

A3 – Retained Directors and Officers

A4 – Purchase Price Calculation

Disclosure Schedule

iii

PURCHASE AGREEMENT

This Purchase Agreement, dated as of February 11, 2008 (including the schedules and exhibits hereto, this “Agreement”), is by and among AM Apparel Holdings, Inc., a Delaware corporation (the “Company”), GB Holding I, LLC, a Delaware limited liability company and the sole stockholder of the Company (“Seller”), and G-III Leather Fashions, Inc., a New York corporation (“Buyer”). The Company, Seller and Buyer are referred to collectively herein as the “Parties” and each individually as a “Party.”

W I T N E S S E T H:

WHEREAS, Seller owns all of the issued and outstanding shares of common stock, par value $0.01 per share, of the Company (the “Shares”);

WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, the Shares on the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, concurrently with the execution of this Agreement, as a material inducement to Buyer’s willingness to enter into this Agreement, Seller is delivering a Guarantee Agreement, dated as of the date hereof (the “Guarantee”), among Seller, the Guarantor named therein (the “Guarantor”) and Buyer;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and promises herein made, and in consideration of the representations and warranties, herein contained, and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the Parties hereto, intending to become legally bound, hereby agree as follows:

ARTICLE I.

DEFINITIONS

Section 1.1. Certain Definitions. As used in this Agreement, the following terms shall have the following meanings:

“Action” means any action, suit or proceeding by or before any court or other Governmental Authority or arbitration tribunal.

“Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

“Agreed Claims” has the meaning set forth in Section 9.4(d).

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Allowances” has the meaning set forth in Section 3.25.

“Balance Sheet Date” has the meaning set forth in Section 3.8.

“Business Day” means any day other than Saturday, Sunday or any other day on which banking institutions in New York or New Jersey are not open for the transaction of normal banking business.

“Buyer” has the meaning set forth in the preamble to this Agreement.

“Buyer Group” has the meaning set forth in Section 9.1.

“Buyer Specified Representations” has the meaning set forth in Section 9.2.

“Claim” has the meaning set forth in Section 9.4(a).

“Claim Notice” has the meaning set forth in Section 9.4(a).

“Closing” has the meaning set forth in Section 2.3.

“Closing Date” means the date the Closing occurs pursuant to Section 2.3.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the preamble to this Agreement.

“Company Financial Statements” has the meaning set forth in Section 3.8.

“Company Group” means the Company and the Company’s Subsidiaries.

“Company Plan” has the meaning set forth in Section 3.18(a).

“Confidentiality Agreement” means the Confidentiality Agreement, dated October 3, 2007, between the Company, Seller and G-III Apparel Group, Ltd.

“Consents” means consents, approvals, exemptions, waivers, authorizations, filings, registrations and notifications.

“Contribution Agreement” means the Contribution Agreement, dated October 8, 2004, among the Company, A. Marc & Co., Inc., Andrew & Suzanne Company Inc., Ash Retail Corp., Ash Retail of Easthampton, Inc. and the Contributors named therein.

“Control” means, with respect to any Person, the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or partnership interests, by contract or otherwise.

“Damages” means all losses, claims, damages, payments, Taxes, costs and expenses (including costs and expenses of Actions, amounts paid in connection with any assessments, judgments or settlements relating thereto, interest and penalties recovered by a third party with respect thereto and out-of pocket expenses and reasonable attorneys’ fees and expenses reasonably incurred in defending against any such Actions or in enforcing a Party’s rights hereunder).

“Disclosure Schedule” means the disclosure schedule delivered by Seller to Buyer on the date hereof.

“Earnout Prepayment Amount” has the meaning set forth in Section 2.2(a) of the Contribution Agreement.

“Environmental Laws” means any Law existing on the date hereof which deals with (i) pollution or protection of the environment; (ii) exposure of persons to toxic or hazardous substances; or (iii) employee or worker safety (solely to the extent related to exposure of Hazardous Materials).

“Environmental Liabilities” means any and all liabilities, claims, demands, costs, damages, losses, expenses, penalties, fines, interest, attorneys’ fees, court costs and other costs of suit incurred or imposed (i) pursuant to any order, notice of responsibility, directive, injunction, judgment or similar act (including settlements) by any Governmental Authority to the extent arising out of a violation of Environmental Laws or (ii) pursuant to any claim or cause of action by a Governmental Authority or other third Person for personal injury, property damage, damage to natural resources or remediation or response costs to the extent arising out of or attributable to any discharge, disposal or release of Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” has the meaning set forth in Section 3.18(a).

“Equity Upside Payments” means the amounts payable to employees of the Company Group pursuant to the agreements listed in Section 1.1(a) of the Disclosure Schedule.

“Final Balance Sheet” has the meaning set forth in Section 3.8.

“GAAP” means United States generally accepted accounting principles.

“Governmental Authority” means any federal, state, local or foreign government, court of competent jurisdiction, administrative agency or commission or other governmental or regulatory authority or instrumentality.

“Guarantee” has the meaning set forth in the recitals to this Agreement.

“Guarantor” has the meaning set forth in the recitals to this Agreement.

“Hazardous Materials” means (i) asbestos, polychlorinated biphenyls, petroleum, petroleum derived substances, by-products or wastes, (ii) any substance that is defined, listed or identified as a “hazardous waste” or “hazardous substance” thereunder, or (iii) any substance that is toxic, explosive, corrosive, flammable, radioactive, or otherwise hazardous and is defined, regulated or listed as such by any Governmental Authority under any applicable Environmental Law.

“Indebtedness” means the sum (without duplication) of (i) the principal amount of any indebtedness of the Company or any other member of the Company Group for borrowed money, (ii) the principal amount of indebtedness of the Company or any other member of the Company Group evidenced by promissory notes, bonds or debentures, (iii) capitalized lease obligations of the Company or any other member of the Company Group, (iv) all indebtedness of the type referred to in items (i), (ii) and (iii) above of a Person other than a member of the Company Group which is guaranteed by a member of the Company Group and (v) any unpaid interest owing on any of the foregoing or prepayment penalties on any of the foregoing; provided, that notwithstanding the foregoing, the Letters of Credit will not be considered “Indebtedness” hereunder.

“Indemnified Claim” has the meaning set forth in Section 9.4(i).

“Indemnified Party” has the meaning set forth in Section 9.2.

“Indemnifying Party” has the meaning set forth in Section 9.2.

“Indemnity Reduction Amounts” has the meaning set forth in Section 9.3(c).

“Injunction” has the meaning set forth in Section 6.1.

“Intellectual Property” means (a) all patents, patent applications, and patent disclosures, (b) all trademarks, service marks, trade dress, logos, trade names, domain names, and corporate names, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, works of authorship and all copyrights, and all applications, registrations, and renewals in connection therewith, and (d) all trade secrets.

“Knowledge” means, with respect to Seller, the Company or the Company Group, the actual knowledge of any individual set forth on Schedule A1 and, with respect to Buyer, the actual knowledge of any individual set forth on Schedule A2.

“Laws” means all applicable laws, statutes, constitutions, rules, regulations, judgments, rulings, orders, decrees and injunctions of Governmental Authorities.

“Leased Real Property” has the meaning set forth in Section 3.12(b).

“Letters of Credit” means the letters of credit outstanding on the Closing Date issued pursuant to that certain Master Purchase Agreement, dated as of November 5, 2004, by and among Gordon Brothers Retail Partners, LLC, A. Marc & Co., Inc. and Andrew & Suzanne Company, Inc.

“Liability” means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

“Licenses” has the meaning set forth in Section 3.22.

“Lien” means any mortgage, pledge, lien, encumbrance, charge or other security interest.

“Lock-Box Partial Period” has the meaning set forth in Section 9.7(a).

“Material Adverse Effect” means (a) with respect to the Company Group, a material adverse effect on the business, operations, assets or financial condition of the Company Group, taken as a whole, excluding, in each case, any such effect resulting from or arising out of or in connection with (i) acts of God, calamities, national or international political or social conditions including the engagement by any country in hostilities, whether commenced before or after the date hereof, and whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack, (ii) economic, industry or market events, occurrences, developments, circumstances or conditions, whether general or regional in nature or limited to any area in which the Company Group operates, in each case that do not have a disproportionate effect on the Company Group relative to other Persons in the specialty retail industry, (iii) changes in applicable Laws or accounting standards, principles or interpretations, (iv) the negotiation (including activities relating to due diligence), execution, delivery or public announcement or the pendency of this Agreement or any of the transactions contemplated herein or any actions taken or not taken in compliance herewith or otherwise at the request or with the consent of Buyer, (v) any event, occurrence, circumstance or fact that is set forth in the Disclosure Schedule or (vi) any change in or effect on the assets or properties of the Company Group which is cured (including the payment of money) by the Seller, (b) with respect to Buyer, a material adverse effect on the ability of Buyer to perform its obligations under, or to consummate the transactions contemplated by, this Agreement and (c) with respect to Seller, a material adverse effect on the ability of Seller to perform its obligations under, or to consummate the transactions contemplated by, this Agreement.

“Material Contracts” has the meaning set forth in Section 3.15(a).

“New Jersey Lease” means the Real Property Lease for the Leased Real Property located at 50 Enterprise Avenue, Secaucus, New Jersey.

“New Jersey Lease Consent” has the meaning set forth in Section 2.4(a)(xi).

“Other Parties” has the meaning set forth in Section 3.15(b).

“Parties” has the meaning set forth in the preamble to this Agreement.

“Payoff Letters” has the meaning set forth in Section 2.4(a)(iii).

“Permitted Liens” means any (a) mechanic’s, materialmen’s, laborer’s, workmen’s, repairmen’s, carrier’s and similar Liens, including all statutory Liens, arising or incurred in the ordinary course of business, (b) Liens for Taxes, assessments and other governmental charges (i) not yet delinquent or (ii) being contested in good faith through appropriate proceedings, (c) purchase money Liens and Liens securing rental payments under capital lease arrangements, (d) pledges or deposits under workers’ compensation legislation, unemployment insurance Laws or similar Laws, (e) good faith deposits in connection with bids, tenders, leases, contracts or other agreements, including rent security deposits, (f) pledges or deposits to secure public or statutory obligations or appeal bonds, (g) Liens referred to in the Company Financial Statements, (h) other Liens not incurred in connection with the borrowing of money which do not interfere with or impair, in any material respect, the present operation of the business of the Company Group, (i) in the case of property held by the Company Group, easements, covenants and other restrictions which do not materially impair the current use, occupancy or value of the property subject thereto, (j) any landlord’s lien arising under contract or statute, (k) as to any Leased Real Property, any Lien affecting the interest of the lessor thereof that would not, individually or in the aggregate, adversely affect the ability of the Company Group to conduct its businesses in the ordinary course at the Leased Real Property or (l) any Liens arising to secure Indebtedness of the Company Group identified to be paid off at Closing in the Payoff Letters.

“Person” means an individual, partnership, limited liability partnership, corporation, limited liability company, association, joint stock company, trust, estate, joint venture, unincorporated organization, or governmental entity (or any department, agency, or political subdivision thereof).

“Pre-Closing Period” has the meaning set forth in Section 9.7(d).

“Pre-Lock-Box Period” has the meaning set forth in Section 9.7(a).

“Purchase Price” means an amount equal to $19,147,835.14

“Real Property Leases” has the meaning set forth in Section 3.12(b).

“Remedies Exception” means (i) applicable bankruptcy, insolvency, reorganization, moratorium, and other Laws of general application, heretofore or hereafter enacted or in effect, affecting the rights and remedies of creditors generally, and (ii) the exercise of judicial or administrative discretion in accordance with general equitable principles, particularly as to the availability of the remedy of specific performance or other injunctive relief.

“Reorganization” means the reorganization of the Company Group consummated in April 2007.

“Replacement Letter of Credit” has the meaning set forth in Section 2.4(b)(vi).

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Seller” has the meaning set forth in the preamble to this Agreement.

“Seller Group” has the meaning set forth in Section 9.2.

“Seller Specified Representations” has the meaning set forth in Section 9.1.

“Shares” has the meaning set forth in the recitals to this Agreement.

“Solvent” means when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “fair saleable value” of the assets of such Person will, as of such date, exceed (i) the value of all “liabilities of such Person, including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with applicable federal laws governing determinations of the insolvency of debtors, and (ii) the amount that will be required to pay the probable liabilities of such Person on its existing debts (including contingent liabilities) as such debts become absolute and matured, (b) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date, and (c) such Person will be able to pay its liabilities, including contingent and other liabilities, as they mature. For purposes of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, including contingent and other liabilities, as they mature” means that such Person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.

“Specified Mark Claims” has the meaning set forth in Section 9.9.

“Specified Marks” has the meaning set forth in Section 3.13(c).

“Specified Parties” has the meaning set forth in Section 9.1(e).

“Specified Party Claims” has the meaning set forth in Section 9.8.

“Specified AR Proceeding” means the matter described in Section 1.1(b) of the Disclosure Schedule.

“Specified HS Proceeding” means the matter described in Section 1.1(c) of the Disclosure Schedule.

“Stay Bonuses” has the meaning set forth in Section 3.18(a).

“Straddle Period” has the meaning set forth in Section 9.7(a).

“Subsidiary,” when used with respect to any Person, means any other Person of which (a) in the case of a corporation, at least (i) a majority of the equity and (ii) a majority of the voting interests are owned or Controlled, directly or indirectly, by such first Person, by any one or more of its Subsidiaries, or by such first Person and one or more of its Subsidiaries or (b) in the case of any Person other than a corporation, such first Person, one or more of its Subsidiaries, or such first Person and one or more of its Subsidiaries (i) owns a majority of the equity interests thereof and (ii) has the power to elect or direct the election of a majority of the members of the governing body thereof.

“Tax” means any federal, state, local, or foreign tax, charge, duty, fee, levy or other assessment, including income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, escheat or other tax, fee or like assessment or charge imposed by any Governmental Authority or arising under any Law, and including any interest, penalty, or addition thereto.

“Tax Contest” has the meaning set forth in Section 9.7(f).

“Tax Return” means any return, declaration, report, claim for refund, form, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, required to be filed with any Governmental Authority.

“Third Party Claim” has the meaning set forth in Section 9.4(e).

“Transaction Documents” means this Agreement, the Guarantee and all other documents delivered or required to be delivered by any Party pursuant to this Agreement.

“Transfer Taxes” means all transfer, sales, real property or personal property transfer or gains, use, excise, stock transfer, stamp, documentary, filing, recording, registration, and similar Taxes incurred as a result of the transactions contemplated by this Agreement.

“US Leased Real Property” has the meaning set forth in Section 3.12(b).

“US Real Property Leases” has the meaning set forth in Section 3.12(b).

Section 1.2. Terms Generally. The definitions in Section 1.1 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The words “herein”, “hereof” and “hereunder” and words of similar import refer to this Agreement (including the Exhibits to this Agreement and the Disclosure Schedule) in its entirety and not to any part hereof unless the context shall otherwise require. All references herein to Articles, Sections, Exhibits and the Disclosure Schedule shall be deemed references to Articles and Sections of, and Exhibits and the Disclosure Schedule to, this Agreement unless the context shall otherwise require. Unless the context shall otherwise require, any references to any agreement or other instrument or statute or regulation are to it as amended and supplemented from time to time (and, in the case of a statute or regulation, to any successor provisions). Any reference to any federal, state, local, or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Any reference in this Agreement to a “day” or a number of “days” (without explicit reference to “Business Days”) shall be interpreted as a reference to a calendar day or number of calendar days. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

ARTICLE II.

PURCHASE AND SALE OF SHARES

Section 2.1. Purchase and Sale of Shares. Upon the terms and subject to the conditions of this Agreement, Buyer agrees to purchase from Seller, and Seller agrees to sell to Buyer, all of the Shares at the Closing, for aggregate consideration equal to the Purchase Price, as payable pursuant to Section 2.2.

Section 2.2. Payment of Purchase Price. At Closing, Buyer shall pay an amount in immediately available funds by wire transfer to an account or accounts that have been designated by Seller to Buyer prior to the Closing equal to the Purchase Price.

Section 2.3. Closing. Subject to the satisfaction or, when permissible, waiver of the conditions set forth in Article VII, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Latham & Watkins LLP, 885 Third Avenue, New York, New York 10022, commencing at 10:00 a.m. local time on the date hereof.

Section 2.4. Closing Deliveries.

(a) At the Closing, Seller is delivering or causing to be delivered to Buyer the following:

(i) original stock certificate representing the Shares, duly endorsed in blank or accompanied by a stock power with all stock transfer stamps necessary to transfer the Shares to Buyer and original stock certificates representing all of the outstanding shares of capital stock of each of the Company’s Subsidiaries;

(ii) resignations or terminations of the executive officers, directors and managers of each member of the Company Group appointed or designated by Seller or its Affiliates to such positions from their positions as executive officers, directors and managers effective as of the Closing (other than those Persons listed on Schedule A3 or identified by Buyer prior to Closing with respect to whom such resignation or termination is not required);

(iii) letters, in customary form and substance, with respect to the satisfaction in full of any Indebtedness of the Company Group outstanding as of the Closing Date, the full and unconditional discharge of all obligations of any member of the Company Group under all agreements or instruments relating to such Indebtedness (including guaranties), and the release of any Liens relating thereto and termination of any UCC, Patent and Trademark Office or other filings evidencing such Liens (collectively, the “Payoff Letters”);

(iv) a properly executed statement from Seller that it is not a “foreign person” as defined in Section 1445 of the Code;

(v) estoppel certificate from the landlord under the New Jersey Lease, in form and substance reasonably satisfactory to Buyer;

(vi) good standing certificate of each member of the Company Group, from the Secretaries of State of its state of organization and each jurisdiction in which it is qualified to do business as a foreign corporation;

(vii) a copy of the certificate of incorporation of each member of the Company Group, as in effect on the Closing Date, certified by the Secretary of State of its state of incorporation as of a recent date;

(viii) a copy of the bylaws of each member of the Company Group, certified by the secretary of such member of the Company Group;

(ix) the stock books and minute books of the Company and its Subsidiaries (including, without limitation, all attachments to all minutes and written consents contained therein);

(x) the written consents to the transactions contemplated by this Agreement by the licensors under the license agreements specified in Section 2.4(a)(x) of the Disclosure Schedule, in form and substance reasonably satisfactory to Buyer;

(xi) the written consent to the transactions contemplated by this Agreement by the landlord under the New Jersey Lease in form and substance reasonably satisfactory to Buyer (the “New Jersey Lease Consent”);

(xii) letters executed by each of Financo, Inc. and FTI Consulting certifying as to the termination, as of the Closing, of all engagement of Financo, Inc. and FTI Consulting to render services to or with respect to any member of the Company Group and the payment in full of all fees and expenses owed to Financo, Inc. and FTI Consulting with respect to any such services;

(xiii) evidence of the full and unconditional discharge and release by Seller and Seller’s Affiliates (other than any member of the Company Group) and the Company Group of all intracompany accounts, receivables, payables, contracts, agreements, guarantees, suretyships, deposits, bonds, letters of credit or security between, for the benefit of or provided by, Seller and Seller’s Affiliates (other than any member of the Company Group), on the one hand, and any member or members of the Company Group, on the other hand, which arrangements are identified in Section 3.24(b) of the Disclosure Schedule, in each case, other than the Letters of Credit;

(xiv) assignment to the applicable member of the Company Group of all inventory to which the outstanding Letters of Credit relate;

(xv) the Guarantee executed by the Guarantor; and

(xvi) all other documents required to be delivered by Seller to Buyer at the Closing pursuant to this Agreement.

(b) At the Closing, Buyer is delivering or causing to be delivered the following:

(i) cash in immediately available funds as provided in Section 2.2;

(ii) payment in full discharge of any and all Indebtedness of the Company Group outstanding as of the Closing Date, by wire transfer of immediately available funds in the amounts and to the accounts set forth in the Payoff Letters;

(iii) evidence of termination of the Company’s guaranty with respect to the New Jersey Lease;

(iv) guaranty with respect to the New Jersey Lease by G-III Apparel Group, Ltd.;

(v) the New Jersey Lease Consent;

(vi) blanket letter of credit in favor of Gordon Brothers Retail Partners, LLC with respect to the Letters of Credit (such blanket letter of credit delivered at Closing, the “Replacement Letter of Credit”);

(vii) evidence of Buyer’s payment for a prepaid, non-cancelable six (6) year director’s and officers’ liability insurance tail policy for the persons currently covered by the Company’s directors’ and officers’ liability insurance policy; and

(viii) all other documents required to be delivered by Buyer to Seller at the Closing pursuant to this Agreement.

Section 2.5. Satisfaction of Conditions. All conditions to the obligations of Seller and Buyer to proceed with the Closing under this Agreement will be deemed to have been fully and completely satisfied or waived for all purposes upon the Closing.

Section 2.6. Transfer Taxes. All Transfer Taxes will be borne fifty percent (50%) by Buyer and fifty percent (50%) by Seller.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY GROUP

Seller represents and warrants to Buyer, except as set forth in the Disclosure Schedule, as follows:

Section 3.1. Organization of the Company. The Company is a corporation, validly existing and in good standing under the laws of Delaware, and the Company has all requisite corporate power and authority to carry on its business as it is currently conducted and to own, lease and operate its properties where such properties are now owned, leased or operated. Each other member of the Company Group (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and (b) has all requisite organizational power and authority to carry on its respective business as it is currently conducted and to own, lease and operate its properties where such properties are now owned, leased or operated, except in all cases where any failures of the representations in this sentence to be true would not, individually or in the aggregate, have a Material Adverse Effect on the Company Group. Each member of the Company Group is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or license necessary, except in such jurisdictions where the failure to be so duly qualified or licensed or in good standing would not, individually or in the aggregate, have a Material Adverse Effect on the Company Group.

Section 3.2. Authorization. The Company has all requisite corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is or will be party and to perform its obligations hereunder and thereunder. The execution, delivery and performance by the Company of this Agreement and the other Transaction Documents to which the Company is or will be a Party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Company’s Board of Directors and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement, such Transaction Documents or the consummation of the transactions contemplated hereby or thereby. This Agreement has been duly executed and delivered by the Company and (assuming this Agreement constitutes a valid and binding obligation of Buyer and Seller) constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Remedies Exception. Except as provided in Section 3.2 of the Disclosure Schedule, the Reorganization was duly authorized by the Board of Directors, approved by the requisite vote of the stockholders of the members of the Company Group party thereto and consummated in accordance with applicable Law.

Section 3.3. Organizational Documents; Books and Records. The copies of the organizational documents of each entity comprising the Company Group delivered to Buyer are complete and correct and represent the presently effective organizational documents of each member of the Company Group. No member of the Company Group is in violation of its respective organizational documents. The minute books of each member of the Company Group delivered to the Buyer at the Closing contain, in all material respects, complete and correct records of all meetings held of, and corporate action taken by, the shareholders, boards of directors and committees of the boards of directors of each such member of the Company Group.

Section 3.4. Noncontravention; Earnout Payments. Neither the execution and delivery of the Transaction Documents by the Company, nor the consummation of the transactions contemplated thereby will (a) conflict with any provision of the organizational documents of any member of the Company Group or any resolution adopted by the board of directors or shareholders of any member of the Company Group, (b) materially conflict with, result in the material breach of any provision of, or constitute a material default under any Material Contract, except for Material Contracts to be terminated at Closing as provided in Section 2.4 or the contracts set forth on Section 2.4(a)(x) of the Disclosure Schedule, or (c) violate in any material respect any laws, regulations, orders or judgments applicable to any member of the Company Group. Neither the execution and delivery of this Agreement by the Company or the Seller, nor the consummation of the transactions contemplated hereby, gives rise to any obligation of the Company to pay an Earnout Prepayment Amount. Notwithstanding anything to the contrary contained herein, the Parties agree that the Company makes no representation or warranty under this Section 3.4 with respect to any Real Property Lease.

Section 3.5. Capitalization. The authorized capital stock of the Company consists of 250,000 shares of common stock, par value $0.01 per share, of which 200,000 shares are issued and outstanding as of the date hereof and 50,000 shares of preferred stock, par value $0.01 per share, no shares of which are issued and outstanding as of the date hereof. Seller is the record and beneficial owner of all of the Shares. All of the Shares have been duly authorized and validly issued and are fully paid and nonassessable and were not issued in violation of any preemptive rights. Other than the Shares, no shares of capital stock of the Company are issued and outstanding, or may become required to be issued by reason of any options, warrants, rights to subscribe to, calls or commitments of any character, relating to, or securities or rights convertible into or exchangeable or exercisable for, shares of any capital stock of the Company, and there are no contracts, commitments, understandings or arrangements by which the Company is or may be bound to issue, redeem, purchase or sell additional shares of capital stock of the Company or securities convertible into or exchangeable for any capital stock of the Company. All outstanding shares of capital stock of each member of the Company Group are free of any Liens other than Permitted Liens, and are not subject to preemptive rights or rights of first refusal. Since November 5, 2004, the shares of capital stock of each member of the Company Group have been issued in compliance with the Securities Act and applicable state securities Laws and all dividends and distributions by each member of the Company Group have been made in compliance with their respective organizational documents and applicable Laws. No instrument of Indebtedness of any member of the Company Group confers upon the holder thereof the right to vote (or is convertible into securities having the right to vote) on any matters on which shareholders of the applicable member of the Company Group may vote. There are no other contracts, commitments, powers of attorney or agreements relating to voting or the purchase or sale of, the outstanding capital stock of any member of the Company Group.

Section 3.6. Subsidiaries of the Company. Section 3.6 of the Disclosure Schedule sets forth for each of the Company’s Subsidiaries (a) its name and jurisdiction of organization, (b) its form of organization and (c) the capital stock or membership interests held by the Company, directly or indirectly, in such Subsidiary. The Company is the direct or indirect beneficial and record owner of all of the issued and outstanding shares of capital stock or membership interests in such Subsidiaries, free and clear of all Liens, except (x) as may be created by this Agreement, (y) for any restrictions on sales of securities under the Securities Act or other applicable Laws or (z) for Permitted Liens. Section 3.6 of the Disclosure Schedule sets forth a complete list of the officers and directors of each member of the Company Group as of the date hereof. No member of the Company Group owns, directly or indirectly, any equity securities of any Person, except that the Company owns the equity securities of its Subsidiaries listed in Section 3.6 of the Disclosure Schedule.

Section 3.7. Government Authorizations. Except for Consents that, if not obtained or made, would not, individually or in the aggregate, have a Material Adverse Effect on the Company Group, no Consent of, with or to any Governmental Authority is required to be obtained or made by the Company in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, other than any such requirement that is applicable as a result of any facts that specifically relate to the business or activities in which Buyer or its Affiliates is or proposes to be engaged, other than the business currently conducted by the Company Group.

Section 3.8. Financial Statements. Set forth in Section 3.8 of the Disclosure Schedule are (a) the audited consolidated balance sheets of the Company Group as of December 31, 2006 and December 31, 2005, and the related consolidated statements of operations and cash flows for the fiscal years then ended, (b) the unaudited consolidated balance sheet of the Company as of December 31, 2007 (the “Balance Sheet Date”), and the related consolidated statements of operations and cash flows for the twelve (12) months ended on the Balance Sheet Date, and (c) the unaudited consolidated balance sheet of the Company as of January 31, 2008 (the “Final Balance Sheet”, and (a), (b) and (c) collectively, the “Company Financial Statements”). Except to the extent set forth therein, each of the Company Financial Statements presents fairly, in all material respects, the assets, liabilities, consolidated financial position, results of operations and cash flows of the Company Group, at the respective dates set forth therein and for the respective periods covered thereby, and were prepared in accordance with

GAAP (except, in the case of the unaudited financial statements, for the absence of footnotes and any year-end adjustments), consistently applied. Except to the extent set forth in the Company Financial Statements, (i) the unaudited Company Financial Statements reflect all adjustments necessary to present fairly, in all material respects, the financial condition of the Company for the applicable periods and (ii) except as would not be required to be disclosed in accordance with GAAP, the statements of operations included in the Company Financial Statements do not contain any material items of special or non-recurring income or other material amounts of income not earned in the ordinary course of business.

Section 3.9. Undisclosed Liabilities. As of January 31, 2008, the Company Group had no Liabilities of a kind that would be required to be reflected on or reserved against on a consolidated balance sheet of the Company Group (including the notes thereto) prepared in accordance with GAAP, except for Liabilities (a) set forth in, reflected in, reserved against or disclosed in the Final Balance Sheet (including the notes thereto), (b) under Material Contracts or other contracts or agreements of the Company or its Subsidiaries not required by the terms hereof to be disclosed in the Disclosure Schedule (in each case, other than Liabilities arising as a result of a breach thereunder by a member of the Company Group), (c) that have been discharged or paid in full in the ordinary course of business, (d) disclosed in the Disclosure Schedule or (e) that do not exceed $250,000 in the aggregate. Notwithstanding anything to the contrary contained herein, the Parties agree that the Company makes no representation or warranty under this Section 3.9 with respect to any subject matter to which another section of this Agreement contains a specific representation or warranty relating thereto.

Section 3.10. Absence of Certain Changes.

(a) Since the Balance Sheet Date through the date hereof, except as contemplated by or disclosed pursuant to this Agreement, the Company Group has conducted its business only in the ordinary course, and there has not been (i) to the Company’s Knowledge, any event or development that would, as of the date hereof, individually or in the aggregate, have a Material Adverse Effect on the Company Group or (ii) any material change in accounting methods, principles or practices affecting the Company Group, except as required by GAAP.

(b) During the period commencing on February 1, 2008 and ending at the Closing, except (i) as otherwise contemplated by this Agreement (including as described on Section 3.10(b) of the Disclosure Schedule and the other matters contemplated by the other Schedules and Exhibits hereto) and the other Transaction Documents or (ii) as required by applicable Law, the Company has not, and each other member of the Company Group has not, taken any of the following actions:

(A) incurred damage or destruction or loss of any asset or property, whether or not covered by insurance, in an amount in excess, individually or in the aggregate, of $150,000 (excluding, for the avoidance of doubt, operating losses incurred in the ordinary course of business);

(B) (1) amended its organizational documents; or (2) authorized for issuance, issued, granted, sold, delivered, disposed of, pledged or otherwise encumbered any shares of its capital stock or issued any options, warrants or other rights to subscribe for or acquire any shares of its capital stock;

(C) redeemed, purchased or acquired any Shares or declared or paid any dividends with respect to the capital stock of the Company;

(D) except as required by GAAP, adopted or materially changed any accounting methods, principles or practices;

(E) entered into, terminated or materially modified any Material Contract (excluding, for the avoidance of doubt, any purchase order entered into, terminated or modified in the ordinary course of business consistent with past practices);

(F) sold, transferred, licensed or otherwise disposed of or encumbered any of the material assets pertaining to the business of the Company Group, other than sales or inventory in the ordinary course of business consistent with past practices;

(G) acquired by merger or consolidation with, or merged or consolidated with, or purchased substantially all of the equity interests or assets of, or otherwise acquired, any material business of any corporation, partnership, association or other business organization or division thereof;

(H) (1) taken any action with respect to the grant of any severance, retention, change of control or termination pay (other than pursuant to any plans, policies or agreements listed in Section 3.10(b)(H) of the Disclosure Schedule) which will become due and payable on or after the Closing Date or entered into, renewed or amended any employment, consulting, severance, change of control or separation contracts with any Company Group Employee; (2) made any change in the key management structure of the Company Group, including, without limitation, the hiring of additional officers or the termination of existing officers; or (3) adopted, entered into or amended any Company Plan, or announced or agreed to the adoption of any new agreement, arrangement or plan which, if adopted, would be a Company Plan;

(I) except for borrowings under existing lines of credit in the ordinary course of business consistent with past practices, (1) created, incurred or assumed any Indebtedness, (2) assumed, guaranteed, endorsed or otherwise became liable or responsible (whether directly, contingently or otherwise) for any material obligations of any Person, (3) made any loans, advances or capital contributions to or investments in any Person other than any member of the Company Group or (4) paid any principal or interest on any Indebtedness;

(J) cancelled any third party Indebtedness owed to any member of the Company Group,

(K) except in the ordinary course of business, made any capital expenditures;

(L) settled any material Tax liability or changed any existing, or made any new, material Tax election;

(M) amended or modified any term or provision of any of the Real Property Leases; or

(N) agreed to do any of the foregoing.

Section 3.11. Tax Matters.

(a) Each member of the Company Group has timely filed or caused to be filed all Tax Returns required to be filed by it on or before the Closing Date. All such Tax Returns are correct and complete in all material respects. The Company has made available to Buyer copies of all federal, state, foreign and local income Tax Returns filed by any member of the Company Group since January 1, 2004. Each member of the Company Group has either (i) paid or caused to be paid all material Taxes due and payable by it (whether or not shown on any Tax Returns) or (ii) as of January 31, 2008, established an adequate reserve in accordance with GAAP for the payment of all material Taxes accrued by it but not yet due and payable. There are no Liens for Taxes on any assets of any member of the Company Group other than Permitted Liens. No claim has ever been made by a Governmental Authority in a jurisdiction where a member of the Company Group does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(b) No federal, state, local or foreign Tax audits or administrative or judicial proceedings relating to Taxes are pending with respect to any member of the Company Group. With respect to Taxes for which the statute of limitations remains open, no member of the Company Group has received from any Governmental Authority (including jurisdictions where the member has not filed Tax Returns) any (i) written notice indicating an intent to open a Tax audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax.

(c) No member of the Company Group has waived any statute of limitations in respect of the assessment and collection of Taxes or agreed to any extension of time which is in effect as of the date hereof with respect to a Tax assessment or deficiency. There are no outstanding powers of attorney enabling any party to represent any member of the Company Group with respect to Tax matters.

(d) No member of the Company Group has, within the past two years, distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that purported or was intended to be governed in whole or in part by Section 355 of the Code.

(e) No member of the Company Group (i) is a party to or bound by any Tax allocation, Tax sharing or Tax indemnity agreement or any other agreement of a similar nature (other than any customary commercial contract not primarily related to Taxes and other than any such agreement the only parties to which are the Company and/or any of the Company’s Subsidiaries) or (ii) has any liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor or by contract.

(f) No member of the Company Group will be required to include any material item of income in, or exclude any item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a Tax period ending on or prior to the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local, or foreign Law) executed on or prior to the Closing Date, (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local, or foreign Law), (iv) installment sale or open transaction disposition made on or prior to the Closing Date, or (v) prepaid amount received on or prior to the Closing Date.

(g) No member of the Company Group has entered into any “listed transaction” as defined in Treas. Reg. Section 1.6011-4(b)(2).

(h) The Company and each of its Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(i) There is not currently in effect an extension of time within which any member of the Company Group is required to file any Tax Return (including, without limitation, any information return) which has yet to filed with the relevant Governmental Authority.

(j) No member of the Company Group has requested or received any ruling from any Governmental Authority, or signed any binding agreement with any Governmental Authority (including, without limitation, any advance pricing agreement), that would impact the amount of Taxes due from any member of the Company Group or Buyer after the date hereof.

(k) No member of the Company Group is a party to any joint venture or partnership.

(l) Except as expressly provided in paragraphs (f) and (j) of this Section 3.11, the representations of the Company made in this Section 3.11 refer only to the past activities of the Company Group and are not intended to serve as representations to, or a guarantee of, nor can they be relied upon with respect to, Taxes attributable to any Tax periods (or portions thereof) beginning after, or Tax positions taken after, the Closing Date.

Section 3.12. Real Property; Title to and Condition of Property.

(a) No member of the Company Group owns any real property.

(b) Section 3.12(b)(i) of the Disclosure Schedule sets forth a list of all leases and subleases of real property used in the business of the Company Group under which any member of the Company Group or an employee thereof is a lessee or sublessee and all amendments thereto and assignments thereof (the “Real Property Leases”). The real property subject to the Real Property Leases is hereinafter referred to as the “Leased Real Property.” A member of the Company Group or an employee thereof is in possession of the Leased Real Property. True and correct copies of the Real Property Leases have been made available to Buyer prior to the date hereof. To the Company’s Knowledge, no member of the Company

Group (including the tenant under each of the Real Property Leases set forth in Section 3.12(b)(ii) of the Disclosure Schedule (the “US Real Property Leases,” and the Leased Real Property subject thereto, the “US Leased Real Property”)) is subject to a claim materially adverse to its rights thereunder, including its rights to continued occupation, possession and use of any US Leased Real Property. No member of the Company Group (including the tenant under each of the US Real Property Leases) and, to the Company’s Knowledge, no landlord is in default under any material provision of any US Real Property Lease. All structures and improvements built by a member of the Company Group (including the tenant under each of the US Real Property Leases) on the real property subject to the Real Property Leases were built, and have been maintained in all material respects, in accordance with applicable Laws. The US Leased Real Property is all of the real property necessary for the conduct of the businesses of the Company Group as conducted on the date hereof. To the Company’s Knowledge, the landlord under the New Jersey Lease does not owe the tenant thereunder any reimbursements or other sums pursuant to the New Jersey Lease.

(c) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company Group, to the Company’s Knowledge, (i) the members of the Company Group have good and valid title to, or a valid leasehold interest in or other valid contractual right to use, the real and personal tangible property reasonably necessary for the conduct of the business of the Company Group as currently conducted on the date hereof, free and clear of all Liens, except for Permitted Liens and (ii) the personal tangible property of the Company Group reasonably necessary to the operation of the business of the Company Group as conducted on the date hereof is in good operating condition and repair, subject to normal wear and tear.

(d) All base rent, additional rent and other sums due and payable under each of the leases set forth in Section 3.12(d) of the Disclosure Schedule has been paid through the date hereof and the applicable tenant thereunder has not taken any affirmative action with the intent to terminate such lease.

Section 3.13. Intellectual Property.

(a) Section 3.13(a) of the Disclosure Schedule sets forth a list of (i) all patents, trademarks, service marks, trade names and copyrights (including, as applicable for each item listed, the record owner, the jurisdiction, the application and registration numbers, the filing date and the issuance or registration date) registered or applied for in the name of any member of the Company Group with the United States Patent and Trademark Office, the United States Copyright Office or corresponding state or international Governmental Authorities and (ii) all internet domain names registered in the name of any member of the Company Group (including, for each item listed, the registrar and the expiration date). Each such registration or application has been maintained effective by all requisite filings, renewals and payments, and remains in full force and effect. Except as indicated therein, none of the Intellectual Property identified in Section 3.13(a) of the Disclosure Schedule has been abandoned or cancelled. Immediately subsequent to the Closing, the Intellectual Property owned by the Company Group will be owned by such member of the Company Group on identical terms and conditions as existed immediately prior to the Closing.

(b) Except as disclosed in Section 3.13(b) of the Disclosure Schedule, (i) the applicable member of the Company Group, as identified in Section 3.13(a) of the Disclosure Schedule, is the sole owner of all rights, title and interest in and to the Intellectual Property identified in Section 3.13(a) of the Disclosure Schedule, free and clear of any Lien; (ii) the Company Group has not granted to any Person, and no other Person has, any license, option or other rights in or to such Intellectual Property; (iii) the Company Group has not received notice of any pending or threatened action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand that challenges the legality, validity, enforceability, registrations, use or ownership of such Intellectual Property, other than office actions in connection with the prosecution of applications for the registration or issuance of such Intellectual Property, (iv) the Company Group is not a party to any co-existence, consent, settlement or similar agreements, limiting or modifying the rights of the Company Group in such Intellectual Property in North America, or to the Company’s Knowledge, anywhere else in the world, (v) since November 5, 2004, the Company Group has neither brought any Action against any Person, nor provided notice to any Person (including by cease and desist letters), that such Person is infringing such Intellectual Property, and the Company Group has no Knowledge that any Person is infringing Property or intends to infringe such Intellectual and (vi) to the Company’s Knowledge, there are no Persons that use or claim any right to use any name or mark in the United States or Canada that creates a likelihood of confusion with any of the Intellectual Property identified in Section 3.13(a) of the Disclosure Schedule.

(c) To the Company’s Knowledge, the Specified Parties have not asserted that (i) they retain any right, title or interest in any Intellectual Property identified in Section 3.13(a) of the Disclosure Schedule or (ii) they have any rights to use the ANDREW MARC or MARC NEW YORK trademarks or any trademark confusingly similar thereto (the “Specified Marks”), in any jurisdiction throughout the world.

(d) To the Company’s Knowledge, the Company Group is not infringing any Intellectual Property rights of any Person. During the past two (2) years (or earlier if not resolved), the Company Group has received no notice alleging that any member of the Company Group has infringed the Intellectual Property rights of any Person, including from the Specified Parties or their representatives or agents.

(e) The Company Group has in place commercially reasonable measures, consistent with industry standards (including entering into appropriate confidentiality, nondisclosure, and noncompete agreements), to reasonably safeguard and maintain the secrecy and confidentiality of the trade secrets included in its Intellectual Property. The Company Group has no Knowledge of any material breach of such confidentiality, nondisclosure, or noncompete agreements by any party thereto.

(f) The Company Group’s use and dissemination of any and all data and information in connection with use of its web sites by users is in compliance with all applicable privacy policies, terms of use and Laws. The transactions contemplated hereunder will not violate the Company Group’s policies, terms of use, or Laws relating to the use, dissemination or transfer of such data or information.

Section 3.14. Environmental Matters. Notwithstanding anything else in this Agreement to the contrary, this Section 3.14 shall constitute the sole representations and warranties of the Company with respect to environmental matters. Except as would not, individually or in the aggregate, have a Material Adverse Effect on the Company Group:

(a) since November 5, 2004, no member of the Company Group has been in violation of any Environmental Law applicable to such member of the Company Group and no member of the Company Group has received any written notice from any Governmental Authority, which remains uncured, alleging that such member of the Company Group is in violation of any Environmental Law;

(b) no member of the Company Group is (i) subject to any outstanding consent decree, compliance order or administrative order issued by any Governmental Authority pursuant to any Environmental Law or (ii) in receipt of any written notice, complaint or claim seeking to impose an Environmental Liability against such member of the Company Group; and

(c) to the Company’s Knowledge, no Hazardous Material has been released into or from any Leased Real Property in violation of any Environmental Law or so as to result in any Environmental Liabilities to a member of the Company Group.

Section 3.15. Contracts.

(a) Section 3.15(a) of the Disclosure Schedule lists the following written contracts or agreements to which a member of the Company Group is party and which are in effect on the date hereof, other than any Real Property Leases or Company Plans (which are addressed in Sections 3.12 and 3.18, respectively):

(i) any contract to which any Specified Party, or an Affiliate of a Specified Party, is a party;

(ii) any contract or agreement (including, without limitation, agreements with customers, suppliers, licensors, marketers, manufacturers and distributors) reasonably likely to require expenditures (including capital expenditures) or payments to or from a member of the Company Group in excess of $150,000 in any calendar year, other than those that can be terminated without material penalty by such member of the Company Group upon not more than one hundred eighty (180) days’ notice;

(iii) any contract or agreement under which a member of the Company Group is obligated to sell or lease as lessor real property having a value in excess of $150,000;

(iv) any contract or agreement under which a member of the Company Group is obligated to sell or lease as lessor personal property having a value in excess of $150,000;

(v) any contract or agreement that contains a covenant not to compete applicable to a member of the Company Group or any of its Affiliates by virtue of such Affiliation;

(vi) any contract or agreement under which a member of the Company Group has (A) created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) Indebtedness, (B) granted a Lien on its assets, whether tangible or intangible, to secure such Indebtedness or (C) extended credit to any Person in an amount in excess of $150,000;

(vii) any contract or agreement between or among a member of the Company Group, on the one hand, and any of its Affiliates (other than a member of the Company Group), on the other hand;

(viii) any collective bargaining, labor or similar contracts or agreements;

(ix) any stock purchase agreement relating to the acquisition or disposition by a member of the Company Group of any capital stock or other equity interests of any Person;

(x) any asset purchase and other acquisition or divestiture agreements relating to the acquisition, lease or disposition by a member of the Company Group of assets or properties of any Person (other than inventory or supplies purchased in the ordinary course of business);

(xi) any agreement providing for any indemnification, guaranty or surety obligation of a member of the Company Group that is reasonably likely, to the Company’s Knowledge, to result in a payment or Liability in excess of $150,000;

(xii) any stockholders’ or similar contracts or agreements, or material contract or agreement establishing any joint venture, strategic alliance or other collaboration;

(xiii) any contract or agreement the termination of which would have a Material Adverse Effect on the Company Group;

(xiv) agreements pertaining to material transactions involving any member of the Company Group on the one hand and any stockholder, director or officer thereof on the other hand, including any such share purchase agreements, lease agreements, management agreements, indemnity agreements and loans to or by any such officer, stockholder or director;

(xv) confidentiality agreements which restrict a member of the Company Group, other than any such agreements entered into in connection with this Agreement, the Transaction Documents or any transaction contemplated hereby or thereby, other than any agreement whose principal purpose does not relate to confidentiality;

(xvi) license agreements, royalty agreements, and other agreements to which any member of the Company Group is granted a license or other right to use the Intellectual Property rights of any Person (except licenses for off-the-shelf, click-wrap, “shrink wrap” or other commercially available software with annual aggregate license, maintenance or other fees of $150,000 or less); and

(xvii) agreements with finders, brokers or underwriters, other than any such agreements entered into in connection with this Agreement or the transactions contemplated hereby.

All contracts and agreements required to be set forth in Section 3.15 of the Disclosure Schedule are referred to herein as “Material Contracts.”

(b) Each Material Contract is in full force and effect and is the legal, valid and binding obligation of the member of the Company Group party thereto and, to the Company’s Knowledge, the other parties thereto (the “Other Parties”), in each case, subject to the Remedies Exception. No member of the Company Group or, to the Company’s Knowledge, any of the Other Parties is in material breach, material violation or material default under, and no event has occurred which with notice or lapse of time or both would constitute a material breach, material violation or material default under, or permit termination, material modification, or acceleration by the Other Parties under, any Material Contract, except that, in order to avoid a breach, violation or default under any Material Contract, the Consent of the Other Parties to the contracts referenced in Section 3.4 of the Disclosure Schedule may be required in connection with the transactions contemplated hereby.

(c) Section 3.15(c) of the Disclosure Schedule attaches true, correct and complete copies of each of the agreements listed in Section 2.4(a)(x), including all amendments, exhibits, schedules and other annexes thereto.

Section 3.16. Insurance. Section 3.16 of the Disclosure Schedule sets forth a summary of all material terms of the insurance policies owned or held by the Company Group or otherwise covering the Company Group or its assets or employees, as well as any self-insurance arrangement by or affecting the Company Group, including any reserves established thereunder. To the Company’s Knowledge, (i) such policies are in full force and effect, (ii) such policies are issued by insurers that are financially sound, (iii) no member of the Company Group is in material default under any of such policies and (iv) no member of the Company Group has received written notice of non-renewal, cancellation or intent to cancel or not renew with respect to such insurance policies. Section 3.16 of the Disclosure Schedule also contains a list of all pending claims (other than health, medical and dental insurance claims of employees) under the Company Group’s insurance policies. No member of the Company Group has received written notice from the insurer under any insurance policy applicable to such member of the Company Group disclaiming coverage or reserving material rights with respect to a particular claim or such policy in general or canceling or materially amending any such policy.

Section 3.17. Litigation. There are no (a) Actions pending or threatened before any Governmental Authority against the Company or its Subsidiaries which are reasonably likely to result in any Liability of the Company Group that would, individually or in the aggregate, have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole and (b) outstanding injunctions, judgments, orders, decrees, rulings, or charges to which the Company is a party or by which it is bound by or with any Governmental Authority that would, individually or in the aggregate, have a Material Adverse Effect on the Company Group.

Section 3.18. Employee Matters.

(a) Section 3.18(a) of the Disclosure Schedule lists each material “employee benefit plan” (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, and each other material employment, incentive, severance, retention, change in control, fringe benefit, perquisite or other compensatory agreement, policy, plan or arrangement provided or maintained by the Company or any entity that, together with the Company, would be treated as a single employer under Section 414 of the Code (an “ERISA Affiliate”) to, with or for the benefit of any current or former employee, director or consultant of the Company or any of its Subsidiaries or any of their respective dependents or beneficiaries (a “Company Plan”). In addition, Section 3.18(a) of the Disclosure Schedule identifies all stay bonuses and other payments and benefits due to the employees of the Company Group (collectively, the “Stay Bonuses”) under and in accordance with the terms of all employment agreements, letter agreements and other similar agreements, each of which is listed in Section 3.18(a) of the Disclosure Schedule and identified as the basis for any such Stay Bonus.

(b) The Company Group has paid all Equity Upside Payments to the employees of the Company Group under and in accordance with the terms of all employment agreements, letter agreements and other similar agreements with any member of the Company Group relating thereto.

(c) With respect to each Company Plan, the Company has furnished or made available to Buyer true and complete copies of the governing Company Plan document(s) and, where applicable, (1) the trust agreement(s), insurance contract(s) or other instrument for the related funding vehicle, (2) the current summary plan descriptions and summaries of material modifications, (3) the most recent determination or opinion letter issued by the IRS and any pending application for an IRS determination letter, and (4) the most recent Form 5500 filings, annual financial statements, annual valuation reports and PBGC-1 filings.

(d) No Company Plan is subject to Section 412 of the Code or Section 302 or Title IV of ERISA and, within the preceding six years, neither the Company nor any ERISA Affiliate was a participating employer in or had any obligation under or with respect to any “employee pension plan” (within the meaning of Section 3(2) of ERISA) that is or was subject to Title IV of ERISA, including, without limitation, a “multiemployer plan” as that term is defined in Section 3(37) of ERISA. No Company Plan covers solely or primarily employees of the Company or any ERISA Affiliate who reside permanently outside the United States. No non-exempt transaction prohibited by Section 406 of ERISA or Section 4975 of the Code has occurred with respect to any Company Plan covered by Title I of ERISA.

(e) Except as required by COBRA, no Company Plan provides post-termination group health or other welfare benefits to any current or former employee, director or consultant (or any of their dependents or beneficiaries).

(f) Each Company Plan is and has been administered and operated in all material respects in compliance with its terms and the requirements of applicable Law. Each Company Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter as to its qualification, and nothing has occurred that could reasonably be expected to adversely affect such qualification. There are no pending or, to the Company’s Knowledge, threatened claims, governmental audits or investigations with respect to any Company Plan, other than routine claims for benefits.

(g) Except as set forth in Section 3.18(g) of the Disclosure Schedule or as contemplated by this Agreement, the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with any other event, (1) entitle any current or former employee, director or officer of the Company or any Subsidiary to severance pay or any retention, transaction incentive or other payment or benefit, (2) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee, director or officer, (3) require the Company or a Subsidiary to place in trust or otherwise set aside any amounts in respect of severance pay or any other payment or benefit, or (4) result in any payment under the Company Plans that would constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code.

(h) No material compensation paid or required to be paid under any Company Plan is or will be subject to material additional tax under Section 409A(1)(B) of the Code. Neither the Company nor any Subsidiary has mischaracterized the employment status of any of its or their service providers to an extent that would reasonably be expected to result in the disqualification of any Company Plan or the imposition of material penalties or excise taxes by the Internal Revenue Service, the Department of Labor or any other governmental authority.

Section 3.19. Labor Matters.

(a) Except as set forth in Section 3.19 of the Disclosure Schedule, no member of the Company Group is or has ever been a party to or is or has ever been bound by any collective bargaining agreement, nor has any of them experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes. To the Company’s Knowledge, there are no labor unions or other organizations purporting or attempting to represent any employees employed by any member of the Company Group.

(b) Except as would not, individually or in the aggregate, have a Material Adverse Effect on the Company Group, (i) there is no labor strike, material labor dispute, or concerted work stoppage pending or, to the Company’s Knowledge, threatened, and (ii) since January 1, 2005, (A) no member of the Company Group has experienced any labor strike or material concerted labor dispute and (B) each member of the Company Group has complied with all applicable labor Laws in connection with the employment of its employees.

Section 3.20. Legal Compliance. Each member of the Company Group is now in compliance with, all laws, rules, regulations, orders, judgments and decrees of any Governmental Authority applicable to it in all material respects. Notwithstanding anything to the contrary contained herein, the Parties agree that the Company makes no representation or warranty under this Section 3.20 with respect to any subject matter to which another section of this Agreement contains a specific representation or warranty relating thereto.

Section 3.21. Brokers’ Fees. No member of the Company Group has incurred any Liability relating to any brokerage or finder’s commission, fee or similar compensation in connection with the transactions contemplated by this Agreement.

Section 3.22. Licenses. Each member of the Company Group possesses each franchise, license, permit, authorization, certification, consent, variance, permission, order or approval of or from any Governmental Authority, and has filed all filings, notices or recordings with any such Governmental Authority material to, or necessary for the conduct of, its business as conducted on the date hereof (collectively, “Licenses”). Each such License is in full force and effect and is identified on Section 3.22 of the Disclosure Schedule. No proceeding or other action is pending or, to the Company’s Knowledge, threatened, to revoke, amend, or limit any such License.

Section 3.23. Suppliers and Customers. Section 3.23 of the Disclosure Schedule sets forth, for the years ended December 31, 2006 and 2007, the names of (i) the top ten (10) customers, as determined by revenue, of the Company Group and the approximate revenues generated by each such customer in each such period and (ii) each supplier that accounted for more than $150,000 of the costs of goods sold and operating expenses of the Company Group during any such period and the dollar amount of goods purchased by each such supplier.

Section 3.24. Relationships with Related Persons; Intracompany Arrangements.

(a) Except as set forth in the Disclosure Schedule, to the Company’s Knowledge, neither Seller nor any Affiliate of Seller (i) owns a material interest in (other than the record or beneficial ownership of less than (A) $100,000 or (B) one percent (1%) of the shares of any Person whose shares or interests are publicly traded on a national securities exchange, the Nasdaq Stock Market or the OTC Bulletin Board), or is an officer or director of any Person which is, or is engaged in business as, a competitor, lessor, lessee, supplier, distributor, subcontractor, customer or client of the Company Group, (ii) owns a material interest in any property (whether real, personal, or mixed and whether tangible or intangible) of the Company Group, or (iii) is a party to any Material Contract.

(b) Section 3.24(b) of the Disclosure Schedule identifies all intracompany accounts, receivables, payables, contracts, agreements, guarantees, suretyships, deposits, bonds, letters of credit or security between, for the benefit of or provided by, Seller and Seller’s Affiliates (other than any member of the Company Group), on the one hand, and any member or members of the Company Group, on the other hand.

Section 3.25. Accounts Receivable; Inventory. The gross face amount of the accounts receivables of the Company Group reflected in the Final Balance Sheet, without taking into account any reserves, settlements, mark-downs, write-downs, returns-to-vendors or other allowances (collectively “Allowances”) in respect thereof, are presented fairly, in all material respects, in accordance with GAAP. The cost basis and aggregate number of units of inventory reflected in the Final Balance Sheet, without taking into account any Allowances in respect thereof, are presented fairly, in all material respects, in accordance with GAAP.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES REGARDING THE SELLER

Seller represents and warrants to Buyer, except as set forth in the Disclosure Schedule, as follows:

Section 4.1. Organization of the Seller. Seller is a limited liability company, validly existing and in good standing under the laws of Delaware, and Seller has all requisite limited liability company power and authority to carry on its business as it is currently conducted and to own, lease and operate its properties where such properties are now owned, leased or operated. Seller is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or license necessary, except in such jurisdictions where the failure to be so duly qualified or licensed or in good standing would not, individually or in the aggregate, have a Material Adverse Effect on Seller.

Section 4.2. Authorization. Seller is the sole record and beneficial owner of all of the Shares, and has good and valid title to the Shares, free and clear of all Liens. Seller has all requisite power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is or will be party and to perform its obligations hereunder and thereunder. The execution, delivery and performance by Seller of this Agreement (including the provisions of Article IX hereof) and the other Transaction Documents to which Seller is or will be party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite limited liability company proceedings on the part of Seller and no other limited liability company proceedings on the part of Seller as are necessary to authorize this Agreement (including the provisions of Article IX hereof), such Transaction Documents or the consummation of the transactions contemplated hereby or thereby. This Agreement has been duly executed and delivered by Seller and (assuming this Agreement constitutes a valid and binding obligation of the other Parties) constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to the Remedies Exception.

Section 4.3. Noncontravention. Neither the execution and delivery of this Agreement by Seller, nor the consummation of the transactions contemplated hereby will (a) conflict with any provision of the Certificate of Formation or Limited Liability Company Agreement of Seller, (b) violate or result in a breach of any material agreement, contract, lease, license, instrument or other arrangement to which Seller is a party or (c) subject to the Consents of Governmental Authorities described in Section 3.7, to Seller’s Knowledge, violate any Law to which Seller is subject, except, in the case of clauses (b) and (c), for such violations or breaches which would not, individually or in the aggregate, have a Material Adverse Effect on Seller.

Section 4.4. Brokers’ Fees. Except as set forth in Section 4.4 of the Disclosure Schedule, Seller has not incurred any Liability relating to any brokerage or finder’s commission, fee or similar compensation in connection with the transactions contemplated by this Agreement.

Section 4.5. Government Authorizations. Except for (i) compliance with any applicable requirements of the Securities Act or other applicable securities Laws and (ii) Consents that, if not obtained or made, would not, individually or in the aggregate, have a Material Adverse Effect on Seller, no Consent of, with or to any Governmental Authority is required to be obtained or made by Seller in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, other than any such requirement that is applicable as a result of any facts that specifically relate to the business or activities in which Buyer or its Affiliates is or proposes to be engaged, other than the business currently conducted by the Company.

Section 4.6. Litigation. To Seller’s Knowledge (a) there are no Actions pending or threatened before any Governmental Authority against Seller which are reasonably likely to result in any Liability of Seller that would, individually or in the aggregate, have a

Material Adverse Effect on Seller and (b) there are no outstanding injunctions, judgments, orders, decrees, rulings, or charges to which Seller is a party or by which it is bound by or with any Governmental Authority that would, individually or in the aggregate, have a Material Adverse Effect on Seller.

Section 4.7. Guarantee. The Guarantor has all requisite power and authority to execute and deliver the Guarantee and to perform its obligations thereunder. The execution, delivery and performance by the Guarantor of the Guarantee and the consummation of the transactions contemplated thereby have been duly authorized by all requisite proceedings of the Guarantor and no other proceedings on the part of the Guarantor are necessary to authorize the Guarantee or the consummation of the transactions contemplated thereby. The Guarantee has been duly executed and delivered by the Guarantor and (assuming the Guarantee constitutes a valid and binding obligation of Buyer) constitutes a legal, valid and binding obligation of the Guarantor, enforceable against the Guarantor in accordance with its terms, subject to the Remedies Exception. The Guarantor (or its permitted successors and assigns) has, and for the time periods for which indemnification may be payable by Seller pursuant to Article IX, will have sufficient cash, available lines of credit or other sources of immediately available funds to pay in cash in accordance with the terms of Article IX any amounts that may be payable thereunder.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES REGARDING BUYER

Buyer represents and warrants to Seller and the Company as follows:

Section 5.1. Organization of Buyer. Buyer is a corporation, validly existing and in good standing under the laws of the State of New York, and Buyer has all requisite power and authority to carry on its business as it is currently conducted and to own, lease and operate its properties where such properties are now owned, leased or operated. Buyer is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or license necessary, except in such jurisdictions where the failure to be so duly qualified or licensed or in good standing would not, individually or in the aggregate, have a Material Adverse Effect on Buyer.

Section 5.2. Authorization. Buyer has all requisite power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is or will be party and to perform its obligations hereunder and thereunder. The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which the Buyer is or will be a Party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite proceedings of Buyer and no other proceedings on the part of Buyer are necessary to authorize this Agreement, such Transaction Documents or the consummation of the transactions contemplated hereby or thereby. This Agreement has been duly executed and delivered by the Buyer and (assuming this Agreement constitutes a value and binding obligation of the Company and Seller) constitutes a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to the Remedies Exception.

Section 5.3. Noncontravention. Neither the execution and delivery of this Agreement by Buyer, nor the consummation of the transactions contemplated hereby will (a) conflict with any provision of the organizational documents of Buyer, (b) violate or result in a breach of any material agreement, contract, lease, license, instrument or other arrangement to which Buyer is a party, or (c) subject to the Consents of Governmental Authorities described in Section 3.7, to Buyer’s Knowledge, violate any Law to which Buyer is subject, except, in the case of clauses (b) and (c), for such violations or breaches which would not, individually or in the aggregate, have a Material Adverse Effect on Buyer.

Section 5.4. Brokers’ Fees. Buyer has not incurred any Liability relating to any brokerage or finder’s commission, fee or similar compensation in connection with the transactions contemplated by this Agreement.

Section 5.5. Government Authorizations. Except for (i) compliance with any applicable requirements of the Securities Act or other applicable Securities Laws, and (ii) Consents that, if not obtained or made, would not, individually or in the aggregate, have a Material Adverse Effect on Buyer, no Consent of, with or to any Governmental Authority is required to be obtained or made by Buyer in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, other than any such requirement that is applicable as a result of any facts that specifically relate to the business or activities in which Buyer or its Affiliates is or proposes to be engaged, other than the business currently conducted by the Company.

Section 5.6. Litigation. To Buyer’s Knowledge (a) there are no Actions pending or threatened before any Governmental Authority against Buyer or its Subsidiaries that would, individually or in the aggregate, have a Material Adverse Effect on Buyer, and (b) there are no outstanding injunctions, judgments, orders, decrees, rulings, or charges to which Buyer is a party or by which it is bound by or with any Governmental Authority that would, individually or in the aggregate, have a Material Adverse Effect on Buyer.

Section 5.7. Information. The Company has provided Buyer with such access to the facilities, books, records and personnel of the Company and its Affiliates as Buyer has deemed necessary and appropriate in order for Buyer to investigate to its satisfaction the business and properties of the Company sufficiently to make an informed investment decision to enter into this Agreement and consummate the acquisition of the Shares hereunder. Without limiting the foregoing, Buyer acknowledges that Buyer, together with its advisors, has made its own investigation of the Company Group, and except as contained in this Agreement, is not relying on any implied warranties or, except as contained in this Agreement, upon any representation or warranty whatsoever as to the prospects (financial or otherwise) or the viability or likelihood of success of the business of the Company conducted after the Closing, as contained in any materials provided by the Company or any of its Affiliates or any of their respective directors, officers, employees, stockholders, partners, members or representatives or otherwise, including any projections, forecasts or business plans. Buyer does not know of the existence or non-existence or occurrence or non-occurrence of any event, condition or circumstance which does or would cause any representation or warranty of the Company or Seller contained in this Agreement to be untrue or inaccurate in any respect or would excuse Buyer from its timely performance of its obligations hereunder.

Section 5.8. Accredited Investor.

(a) Buyer qualifies as an “accredited investor” as such term is defined in Rule 501(a) promulgated pursuant to the Securities Act and is not acquiring the securities of the Company with the intention of distributing such securities.

(b) Buyer acknowledges that (i) it has knowledge, experience and expertise in business and financial matters and the retail industry and (ii) it has the capability of understanding and evaluating the risks and merits associated with transactions contemplated by this Agreement.

(c) Buyer acknowledges that the Shares have not been registered under the Securities Act or any state or foreign securities laws and that the Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is pursuant to the terms of an effective registration statement under the Securities Act and is registered under any applicable state or foreign securities laws or pursuant to an exemption from registration under the Securities Act and any applicable state or foreign securities laws.

(d) Buyer acknowledges that: (i) it has read this Agreement; (ii) it has been represented in the preparation, negotiation and execution or this Agreement by legal counsel of its own choice or has voluntarily declined to seek such counsel; and (iii) it understands the terms and consequences of this Agreement and is fully aware of the legal and binding effect of this Agreement. Buyer acknowledges that it is not in a disparate bargaining position with the Company or Seller.

(e) Buyer acknowledges that it has been represented or advised by advisors of its own choice, including financial advisors and Tax advisors, that have assisted it in understanding and evaluating the risks and merits associated with the transactions contemplated by this Agreement.

(f) After giving effect to the transactions contemplated by this Agreement, including the receipt of financing relating to such transactions, any other repayment or refinancing of debt contemplated in this Agreement or such financing, payment of all amounts required to be paid in connection with the consummation of the transactions contemplated hereby, and payment of all related fees and expenses, Buyer and the Company will be Solvent as of the Closing and immediately after the consummation of the transactions contemplated hereby.

(g) Buyer can bear the economic risk of an investment in the Company and acquisition of the Shares pursuant to this Agreement and can afford a complete loss of such investment.

Section 5.9. Financial Capacity. Buyer has and at Closing will have sufficient cash, available lines of credit or other sources of immediately available funds to pay in cash the Purchase Price in accordance with the terms of Article II and any other amounts to be paid by it hereunder.

Section 5.10. Relationship with Parent. Buyer is the principal operating Subsidiary of G-III Apparel Group, Ltd., a Delaware corporation.

ARTICLE VI.

COVENANTS

Section 6.1. Commercially Reasonable Efforts. Subject to the terms and conditions of this Agreement and applicable Law, each of the Parties hereto shall use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement as soon as practicable, including such actions or things as any other Party hereto may reasonably request in order to cause any of the conditions to such other Party’s obligation to consummate such transactions specified in Article VII to be fully satisfied. Without limiting the generality of the foregoing, the Parties shall (and shall cause their respective directors, officers and Subsidiaries, and use their commercially reasonable efforts to cause their respective Affiliates, employees, agents, attorneys, accountants and representatives, to) consult and fully cooperate with and provide reasonable assistance to each other in (a) obtaining all necessary Consents or other permission or action by, and giving all necessary notices to and making all necessary filings with and applications and submissions to, any Governmental Authority or other Person, (b) lifting any permanent or preliminary injunction or restraining order or other similar order issued or entered by any court or Governmental Authority (an “Injunction”) of any type referred to in Section 7.1(a) and (c) in general, consummating and making effective the transactions contemplated hereby as expeditiously as possible. Buyer and its Affiliates shall not enter into or complete any transactions that could reasonably be expected to delay, hinder or prohibit the consummation of the transactions contemplated hereby, including causing the failure of the closing conditions set forth in Article VII to be satisfied.

Section 6.2. Public Announcements. Except to the extent otherwise required by applicable Law (and then only after consultation with Seller or Buyer), none of the Parties will issue any press release or make any other public announcements concerning the transactions contemplated hereby or the contents of this Agreement without the prior written consent of the other Parties.

Section 6.3. Post-Closing Access; Preservation of Records. From and after the Closing, Buyer will make or cause to be made available to Seller all books, records, Tax Returns and documents of the Company Group (and the assistance of employees responsible for such books, records and documents) during regular business hours as may be reasonably necessary for (a) investigating, settling, preparing for the defense or prosecution of or defending or prosecuting any Action, (b) preparing reports to stockholders and Governmental Authorities or (c) such other purposes for which access to such documents is believed by Seller to be reasonably necessary, including preparing and delivering any accounting or other statement provided for under this Agreement or otherwise, preparing Tax Returns or responding to or disputing any Tax audit; provided, however, that access to such books, records, documents and employees will not interfere with the normal operations of the Company Group and the reasonable out-of-pocket expenses of the Company Group incurred in connection therewith will be paid by Seller. Buyer will cause the Company Group to maintain and preserve all such Tax Returns, books, records and other documents for the greater of (i) seven (7) years after the Closing Date or (ii) any applicable statutory or regulatory retention period, as the same may be extended and, in each case, shall offer to transfer such records to Seller at the end of any such period.

Section 6.4. Further Assurances. Each Party agrees that from time to time after the Closing Date, it will execute and deliver or cause its respective Affiliates to execute and deliver such further instruments, and take or cause their respective Affiliates to take such other action, as may be reasonably necessary to carry out the purposes and intents of this Agreement and the other Transaction Documents.

Section 6.5. Cooperation of Independent Accountants. From and after the Closing, Seller shall at Buyer’s sole cost and expense use its commercially reasonable efforts to cause the independent public accountants for the Company Group to provide reasonable cooperation with respect to Buyer’s and Buyer’s accountants’ preparation of (1) financial statements of the Company Group for the year ended December 31, 2007 and (2) such financial statements and schedules of the Company Group with respect to periods prior to the Closing Date as Buyer may reasonably require in connection with the satisfaction of the Securities and Exchange Commission’s disclosure requirements.

Section 6.6. Employees. From and after the Closing Date, Buyer shall, or shall cause the Company Group to, pay each Stay Bonus listed in Section 3.18(a) of the Disclosure Schedule in accordance with the terms of the agreement granting the rights to such Stay Bonus.

Section 6.7. Replacement Letter of Credit. Buyer shall use its best efforts to cause as promptly as practical following Closing the termination of the Letters of Credit in full discharge and release of any and all obligations or Liability of Gordon Brothers Retail Partners, LLC and its Affiliates thereunder. Notwithstanding any other provision of this Agreement to the contrary, prior to such termination of the Letters of Credit, Buyer shall (a) keep and maintain the Replacement Letter of Credit in full force and effect at all times, (b) cause the prompt payment of funds under the Replacement Letter of Credit immediately upon any drawing under the Letters of Credit in the amount of such drawing and (c) immediately upon demand pay and reimburse to Gordon Brothers Retail Partners, LLC (without offset or deduction), by wire transfer of immediately available funds, any amounts drawn under the Letters of Credit if and to the extent not then immediately available to Gordon Brothers Retail Partners, LLC under the Replacement Letter Credit (it being understood and agreed, for the avoidance of doubt, that in no event shall Seller or Gordon Brothers Retail Partners, LLC be entitled to draw funds under the Replacement Letter of Credit in respect of any drawing under the Letters of Credit for which and to the extent Buyer has previously paid and reimbursed Seller pursuant to this Section 6.7) and any costs, fees or expenses (including attorneys’ and other third parties’ costs, fees and expenses) related to the collection or enforcement, or any delay in performance, of any payment obligation under the Replacement Letter of Credit or this Section 6.7. Upon termination in accordance with this Section 6.7, or expiration, of any Letter of Credit, Seller shall reasonably cooperate with Buyer, at Buyer’s sole cost and expense, to reduce the face amount of the Replacement Letter of Credit by the amount by which the aggregate face amount of the Letters of Credit, taken as a whole, was reduced by virtue of such termination. Seller shall return to Buyer the Replacement Letter of Credit upon termination in accordance with this Section 6.7, or expiration, of all the Letters of Credit.

ARTICLE VII.

CONDITIONS TO CLOSING

Section 7.1. Conditions Precedent to Obligations of the Parties. The respective obligations of the Parties to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or, where legally permissible, waiver by such Party) at or prior to the Closing of the following condition:

(a) No Adverse Order. There shall be no Injunction, restraining order or decree of any nature of any Governmental Authority of competent jurisdiction that is in effect that prohibits the consummation of the transactions contemplated hereby, or permits such consummation subject to any condition or restriction that would, individually or in the aggregate, have a Material Adverse Effect on the Company Group.

Section 7.2. Conditions Precedent to Obligation of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by Seller) at or prior to the Closing of each of the following additional conditions:

(a) Purchase Price. Buyer shall have made or caused to be made all deliveries required pursuant to Section 2.4(b), including delivery of the Purchase Price as provided in Section 2.2.

Section 7.3. Conditions Precedent to Obligations of Buyer. The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver by Buyer) at or prior to the Closing of each of the following additional conditions:

(a) Seller shall have made or caused to be made all of the deliveries required pursuant to Section 2.4(a).

(b) The Consents to the transactions contemplated by this Agreement of the counterparties to the contracts and agreements listed in Section 7.3(b) of the Disclosure Schedule shall have been received to the extent required thereunder.

(c) The Company Group shall have paid all Equity Upside Payments under and in accordance with the terms of all employment agreements, letter agreements and other similar agreements with any member of the Company Group with respect thereto and furnished written evidence of such payments to Buyer.

ARTICLE VIII.

LIMITATIONS

Section 8.1. Waiver of Damages. Notwithstanding anything to the contrary contained in this Agreement, each Party agrees that in no event shall any Party have any Liability to any other Party in respect of Damages arising from a breach of this Agreement or any other Transaction Document (except as may otherwise expressly be set forth in any other Transaction Document) except as expressly provided in Article IX.

Section 8.2. No Consequential Damages. Notwithstanding anything contained herein to the contrary and in furtherance of and without limiting the foregoing, no member of the Seller Group and no member of Buyer Group will be entitled, after the Closing, to any recovery under this Agreement for its own special, exemplary, punitive, consequential, incidental or indirect damages or lost profits (including any Damages on account of lost opportunities); provided, however, that nothing herein shall prevent any member of the Seller Group or Buyer Group from being indemnified pursuant to Article IX for all components of awards against them in claims by third parties for which indemnification is provided pursuant to Article IX, including special, exemplary, punitive, consequential, incidental or indirect damages or lost profits components of such claims.

ARTICLE IX.

INDEMNIFICATION

Section 9.1. General Indemnification by Seller. Following the Closing and subject to the terms and conditions of Article VIII and this Article IX, Seller will indemnify, defend and hold harmless Buyer, its Affiliates and each of their respective employees, directors and officers (collectively, the “Buyer Group”) from and against any and all Damages actually incurred by any member of the Buyer Group based upon or arising out of (a) any breach of any covenant of Seller contained in this Agreement or any breach prior to Closing of any covenant of the Company contained in this Agreement (except for any breach of any covenant relating to Taxes, indemnification for which shall be covered by Section 9.7(a)), (b) any breach of any of Seller’s representations and warranties contained in Sections 3.1 (Organization of the Company), 3.2 (Authorization), 3.5 (Capitalization), 3.6 (Subsidiaries of the Company) or 3.21 (Brokers’ Fees) or Sellers’ representations and warranties contained in Sections 4.1 (Organization of Seller), 4.2 (Authorization), 4.4 (Brokers’ Fees) and 4.7 (Guarantee) (such representations and warranties, collectively, the “Seller Specified Representations”), (c) any breach of any of Seller’s representations and warranties contained in Article III or of any of the Seller’s representations and warranties contained in Article IV, in each case, other than (i) Seller’s representations and warranties contained in Section 3.11 (Tax Matters), indemnification for which shall be covered by Section 9.7(a), (ii) the Seller Specified Representations and (iii) the representations and warranties described in Section 9.1(d), (d) any breach of Seller’s representations and warranties contained in Sections 3.9 (Undisclosed Liabilities), 3.10(b) (Compliance with Operating Representations since February 1, 2008), 3.18(b) (Equity Upside Payments) or 3.25 (Accounts Receivable; Inventory), (e) any claims by the parties listed in Section 9.1(e) of the Disclosure Schedule (the “Specified Parties”) relating to the ownership and operation of the Company Group or the conduct of its business prior to the Closing, including, without limitation, the Reorganization or the Specified AR Proceeding (but excluding, for the avoidance of doubt, any claims relating to the performance or breach of any contract or agreement with any Specified Party following Closing) and any claims by any Specified Party in respect of any payment owing to such Specified Party pursuant to the terms of any employment or consulting agreement between a member of the Company Group and such Specified Party, as in effect immediately prior to the Closing, to the extent not reflected in Schedule A4, (f) any Earnout Prepayment

Amount payable pursuant to the Contribution Agreement, (g) the matter described in item 1 of Section 3.12(c) of the Disclosure Schedule and (h) any out of pocket costs and expenses of the Company Group following Closing relating to the Specified HS Proceeding to the extent arising out of and attributable to products, goods and services of the Company Group prior to Closing (it being understood and agreed, for the avoidance of doubt, that in no event shall Seller have any Liability under this Section 9.1(h) for any Damages relating to any conduct, injunctive, operational or similar remedy that may be imposed upon any member of the Company Group in connection with the Specified HS Proceeding).

Section 9.2. General Indemnification by Buyer. Following the Closing and subject to the terms and conditions of Article VIII and this Article IX, Buyer will indemnify, defend and hold harmless Seller, its Affiliates and each of its respective employees, directors and officers (collectively, the “Seller Group”) from and against, any and all Damages actually incurred by any member of the Seller Group based upon or arising out of (a) any breach of any covenant of Buyer contained herein, (b) any breach of any of Buyer’s representations and warranties contained in Sections 5.1 (Organization of Buyer), 5.2 (Authorization), 5.4 (Brokers’ Fees), 5.7 (Information) and 5.8 (Accredited Investor) (collectively, the “Buyer Specified Representations”), (c) any breach of any of Buyer’s representations and warranties contained in Article V, other than the Buyer Specified Representations, (d) except as otherwise provided in this Article IX, the ownership and operation of the Company Group, or the conduct of its business, from and after the Closing Date (including, for the avoidance of doubt, any claims relating to the post-Closing performance or breach of any contract or agreement with any Specified Party) and (e) any claims by any Specified Party in respect of any payment owing to such Specified Party pursuant to the terms of any employment or consulting agreement between a member of the Company Group and such Specified Party, as in effect immediately prior to the Closing, to the extent reflected in Schedule A4. Any party providing indemnification pursuant to this Article IX is referred to herein as an “Indemnifying Party”, and any member of the Buyer Group or Seller Group seeking indemnification pursuant to this Article IX is referred to herein as an “Indemnified Party.”

Section 9.3. Certain Limitations.

(a) Notwithstanding anything contained herein to the contrary, the maximum aggregate Liability of Seller to all members of the Buyer Group pursuant to (i) Section 9.1(c) and Section 9.1(h) shall be limited to, and shall not exceed, $6,250,000 and (ii) this Agreement shall be limited to, and shall not exceed, $8,000,000; provided, however, that such limitations shall not be applicable in the event of intentional and willful fraud as further described in Section 9.5. Notwithstanding anything contained herein to the contrary, the maximum aggregate Liability of Buyer to all members of the Seller Group pursuant to Section 9.2(c) shall be limited to, and shall not exceed, $6,250,000; provided, however, that such limitation shall not be applicable in the event of intentional and willful fraud as further described in Section 9.5.

(b) Notwithstanding anything contained herein to the contrary, (i) Seller shall not be obligated to make any payment under Section 9.1(a), Section 9.1(c) or Section 9.1(h) (A) in respect of any individual Claim for Damages unless such individual claim is for $50,000 or more and (B) unless and until the amount of all such Damages exceeds $250,000 on an aggregate basis, in which case Seller shall be liable solely to the extent of such excess, provided, for the avoidance of doubt, that in no event shall this Section 9.3(b)(i) be deemed to apply to Section 9.9 and (ii) Buyer shall not be obligated to make any payment under Section 9.2(c) (A) in respect of any individual Claim for Damages unless such individual claim is for $50,000 or more and (B) unless and until the amount of all such Damages exceeds $250,000 on an aggregate basis, in which case Seller shall be liable solely to the extent of such excess.

(c) The amount which an Indemnifying Party is or may be required to pay to an Indemnified Party in respect of Damages for which indemnification is provided under this Agreement will be reduced by any amounts actually received (including amounts received under insurance polices) by or on behalf of the Indemnified Party from third parties (including, for the avoidance of doubt, the Specified Parties and any amounts recovered pursuant to Section 9.8) and any Tax benefits actually recognized by such Indemnified Party arising in connection with the accrual, incurrence or payment of any such Damages (such amounts and Tax benefits are collectively referred to herein as “Indemnity Reduction Amounts”). For this purpose, the Indemnified Party shall be deemed to recognize a Tax benefit if, and to the extent that, the Indemnified Party’s cumulative liability for Taxes, calculated by excluding any Tax items attributable to the Damages, exceeds the Indemnified Party’s actual cumulative liability for Taxes through the end of the Tax year for which such calculation is being made, calculated by taking into account any Tax items attributable to the Damages (to the extent permitted by relevant Tax Law and treating such Tax items as the last items claimed for any Tax year). If any Indemnified Party receives or recognizes any Indemnity Reduction Amounts in respect of an Indemnified Claim for which indemnification is provided under this Agreement after the full amount of such Indemnified Claim has been paid by an Indemnifying Party or after an Indemnifying Party has made a partial payment of such Indemnified Claim and such Indemnity Reduction Amounts exceed the determined remaining unpaid balance of such Indemnified Claim, then the Indemnified Party will promptly remit (without offset or deduction) to the Indemnifying Party an amount equal to the excess (if any) of (i) the amount theretofore paid by the Indemnifying Party in respect of such Indemnified Claim, less (ii) the amount of the indemnity payment that would have been due if such Indemnity Reduction Amounts in respect thereof had been received before the indemnity payment was made. An insurer or other third party who would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of the indemnification provisions hereof, have any subrogation rights with respect thereto, it being expressly understood and agreed that no insurer or any other third party shall be entitled to any benefit they would not be entitled to receive in the absence of the indemnification provisions by virtue of the indemnification provisions hereof. Each Party will, or will cause each Indemnified Party to, as appropriate, use its commercially reasonable efforts to pursue promptly any claims or rights it may have against all third parties which would reduce the amount of Damages for which indemnification is provided under this Agreement.

(d) Each and every of the respective representations and warranties of Seller, the Company and Buyer contained in this Agreement or any other Transaction Document (except as may otherwise expressly be set forth in any other Transaction Document) other than the Company’s representations and warranties in Section 3.11 (Tax Matters), which shall survive as provided in Section 9.7(g), Section 3.18 (Employee Plans), which shall survive until the expiration of the applicable statute(s) of limitations, and the Seller Specified Representations, in the case of Seller and the Company, and the Buyer Specified Representations, in the case of Buyer, shall expire upon, and shall not survive, the two year anniversary of the Closing Date;

and none of Seller, the Company or Buyer, as applicable, shall have any Liability whatsoever with respect to any such representations and warranties thereafter, except as to any matter with respect to which a bona fide written claim shall have been made or action at law or in equity shall have been commenced before such date, in which event survival shall continue (but only with respect to, and to the extent of, such claim until resolution of such claim). The Seller Specified Representations and the Buyer Specified Representations shall survive the Closing Date indefinitely. Each and every covenant contained in this Agreement will survive the Closing Date and will expire on, the later of the applicable statute of limitations or the date on which such covenant is required to be performed in accordance with this Agreement, as the case may be; and none of Seller, the Company or Buyer shall have any Liability whatsoever with respect to any such covenant thereafter.

(e) The obligations of each Party to indemnify, defend and hold harmless the other Party and other Persons pursuant to this Article IX shall terminate with respect to Sections 9.1 and 9.2 upon the expiration of the applicable survival periods as set forth in Section 9.3(d).

(f) Notwithstanding anything contained in this Agreement to the contrary, any amounts payable pursuant to the indemnification obligations under Article IX shall be paid without duplication, and in no event shall any Party be indemnified under different provisions of this Agreement for the same Damages.

(g) Except as set forth in the proviso to this sentence, but otherwise notwithstanding anything contained in this Article IX or elsewhere in this Agreement to the contrary, the Parties acknowledge and agree that the Purchase Price was mutually determined based upon the calculations set forth in Schedule A4 and in no event shall any Party be indemnified or otherwise entitled to any recovery for any Damages pursuant to any provision of this Agreement to the extent the subject matter, event or circumstance giving rise to such Damages was a component of, or was taken into account in, the determination and calculation of the Purchase Price; provided, that this Section 9.3(g) shall not apply to any claims under Section 9.1(d) based upon or arising out of any breach of Seller’s representations and warranties contained in Section 3.25 (Accounts Receivable; Inventory).

(h) The limitations on indemnification set forth in Sections 9.3(a) and 9.3(d) shall be inapplicable to claims for indemnification pursuant to Section 9.1(e).

Section 9.4. Indemnification Procedures.

(a) If an Indemnified Party becomes aware of any matter, circumstance or event giving rise to a claim for indemnification from Damages (a “Claim”) against an Indemnifying Party, the Indemnified Party shall give written notice (a “Claim Notice”) as soon as practicable (but in any event within the relevant period specified in Section 9.3(d)), to (i) Seller, in the event the Indemnifying Party is Seller, or (ii) Buyer, in the event the Indemnifying Party is Buyer; provided, however, that no delay on the part of the Indemnified Party in delivering a Claim Notice pursuant to this Section 9.4(a) within the relevant period specified in Section 9.3(d) will relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent that) the Indemnifying Party is actually prejudiced as a result thereof; it being understood and agreed that (x) in no event shall any Indemnifying Party have any Liability in respect of any Claim for which a Claim Notice is delivered after the expiration of the relevant period specified in Section 9.3(d) and (y) the failure of the Indemnified Party to deliver a Claim Notice pursuant to this Section 9.4(a) prior to settling a Third Party Claim (whether by paying a claim or executing a binding settlement agreement with respect thereto) or the entry of a judgment or issuance of an award with respect to a Third Party Claim shall constitute actual prejudice to the Indemnifying Party’s ability to defend against such Third Party Claim.

(b) The Claim Notice shall (i) state that Indemnified Party has paid or properly accrued Damages or anticipates that it will incur Liability for Damages for which the Indemnified Party is entitled to indemnification pursuant to this Agreement and (ii) specify in reasonable detail, to the extent then reasonably practicable (A) each item of Damages included in the amount of Damages set forth in the Claim Notice, (B) the date such item was paid or properly accrued (if applicable), (C) the basis for any anticipated Liability and the nature of the misrepresentation, breach of warranty, breach of covenant or agreement or other claim to which such item is related and (D) the computation of the actual or estimated amount of Damages to which such Indemnified Party is entitled hereunder. Without limiting the other provisions of this Agreement, the information provided in a Claim Notice shall in no way limit the Liability of the Indemnifying Party to the Indemnified Party with respect to such claim.

(c) In the event that the Indemnifying Party shall object to the indemnification of an Indemnified Party in respect of any Claim specified in any Claim Notice, the Indemnifying Party shall, within thirty (30) days after receipt by the Indemnifying Party of such Claim Notice, deliver to the Indemnified Party a notice of objection to such Claim Notice, and the Indemnifying Party and the Indemnified Party shall, within the thirty (30) day period beginning on the date of receipt by the Indemnified Party of such notice of objection, attempt in good faith to agree upon the rights of the respective parties with respect to each of the Claims set forth in the Claim Notice to which the Indemnifying Party shall have so objected. If the Indemnified Party and the Indemnifying Party shall succeed in reaching agreement on their respective rights with respect to any of such Claims, the Indemnified Party and the Indemnifying Party shall promptly prepare and sign a memorandum setting forth such agreement. Should the Indemnified Party and the Indemnifying Party be unable to agree as to any particular item or items or amount or amounts in a Claim Notice, then the Indemnified Party and the Indemnifying Party shall submit such dispute to a court of competent jurisdiction. The party that receives a final judgment in such dispute shall be indemnified and held harmless for all fees or expenses (including attorney and consultant’s fees) by the other party.

(d) Claims for Damages specified in any Claim Notice to which an Indemnifying Party shall not object in writing within thirty (30) days of receipt of such Claim Notice, Claims for Damages agreed to be paid by an Indemnifying Party in a memorandum described in Section 9.4(c) and Claims for Damages payable by an Indemnifying Party the validity and amount of which have been the subject of judicial determination described in Section 9.4(c) are hereinafter referred to collectively as “Agreed Claims.” Within ten (10) Business Days of the determination of any Agreed Claims, the Indemnifying Party shall pay to the Indemnified Party an amount equal to the Damages that are the subject of the Agreed Claims (by wire transfer in immediately available funds).

(e) If any Claim Notice is delivered by an Indemnified Party with respect to any Agreed Claim arising out of a claim or demand made or threatened against such Indemnified Party by any Person who is not a Party (or an Affiliate thereof) (a “Third Party Claim”), the Indemnified Party will deliver to the Indemnifying Party, promptly after the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received or transmitted by the Indemnified Party relating to the Third Party Claim.

(f) The Indemnifying Party will have the right to participate in or to assume the defense of the Third Party Claim (in either case at the expense of the Indemnifying Party) with counsel of its choice reasonably satisfactory to the Indemnified Party. The Indemnifying Party will be liable for the reasonable fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has failed to assume the defense thereof (other than during any period in which the Indemnified Party shall have failed to give notice of the Third Party Claim as provided above). Should the Indemnifying Party so elect to assume the defense of a Third Party Claim, the Indemnifying Party will not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof; provided, however, that, if the Indemnified Party reasonably concludes upon the written advice of legal counsel that an actual conflict of interest exists with the Indemnifying Party in respect of such claim, such Indemnified Party will have the right to employ separate counsel reasonably satisfactory to the Indemnifying Party to represent such Indemnified Party and in that event the reasonable fees and expenses of such separate counsel (but not more than one separate counsel for all Indemnified Parties) shall be paid by such Indemnifying Party. If the Indemnifying Party is conducting the defense of the Third Party Claim, the Indemnified Party, at its sole cost and expense, may retain separate counsel, and participate in the defense of the Third Party Claim, it being understood that the Indemnifying Party will control such defense.

(g) No Indemnifying Party will consent to any settlement, compromise or discharge (including the consent to entry of any judgment) of any Third Party Claim without the Indemnified Party’s prior written consent (which consent will not be unreasonably withheld or delayed); provided, that, if the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnified Party will agree to any settlement, compromise or discharge of such Third Party Claim which the Indemnifying Party may recommend and which by its terms obligates the Indemnifying Party to pay the full amount of Damages (other than any amount that the Indemnifying Party is not obligated to pay pursuant to Section 9.3(b)) in connection with such Third Party Claim and unconditionally releases the Indemnified Party completely from all Liability in connection with such Third Party Claim (other than with respect to the payment of any amount of Damages that the Indemnifying Party is not obligated to pay pursuant to Section 9.3(b)). Whether or not the Indemnifying Party shall have assumed the defense of a Third Party Claim, the Indemnified Party will not admit any Liability, consent to the entry of any judgment or enter into any settlement or compromise with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (which consent will not be unreasonably withheld or delayed).

(h) If the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnifying Party will keep the Indemnified Party informed of all material developments relating to or in connection with such Third Party Claim. If the Indemnifying Party chooses to defend a Third Party Claim, the Parties will cooperate in the defense thereof (with the Indemnifying Party being responsible for all reasonable out-of-pocket expenses of the Indemnified Party (other than for the fees and expenses of its counsel) in connection with such cooperation), which cooperation will include the provision to the Indemnifying Party of records and information which are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(i) In the event of payment in full (subject to Section 9.3) by an Indemnifying Party to any Indemnified Party in connection with any Claim (an “Indemnified Claim”), such Indemnifying Party will be subrogated to and will stand in the place of such Indemnified Party as to any events or circumstances in respect of which such Indemnified Party may have any right or claim relating to such Indemnified Claim against any claimant or plaintiff asserting such Indemnified Claim or against any other Person. Such Indemnified Party will cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right or claim.

(j) Any payments made pursuant to the provisions of this Article IX shall be deemed to be and treated, to the extent permitted by Law, as an adjustment to the Purchase Price.

Section 9.5. Exclusive Remedy. In the absence of intentional and willful fraud, the remedies set forth in this Article IX and Section 6.7 shall be the sole and exclusive remedy with respect to any and all claims relating, directly or indirectly, to the subject matter of this Agreement or any other Transaction Document (except as may otherwise expressly be set forth in any other Transaction Document). With respect to actions grounded in intentional and willful fraud, (A) the right of member of the Buyer Group or the Seller Group to be indemnified and held harmless pursuant to Article IX shall be in addition to and cumulative of any other remedy of such member of the Buyer Group of the Seller Group at law or in equity and (B) no such member of the Buyer Group or the Seller Group shall, by exercising any remedy available to it under Article IX, be deemed to have elected such remedy exclusively or to have waived any other remedy, whether at law or in equity, available to it. Subject to the preceding sentence, Article VIII and the other provisions of this Article IX, each Party hereby waives, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action it or any of their respective Affiliates may have against any other Party or its Affiliates with respect to the subject matter of this Agreement, whether arising under or based upon any Federal, state, provincial, local or foreign statute, Law, ordinance, rule, regulation or common law.

Section 9.6. Cooperation. The Parties shall cooperate with one another with respect to resolving any Claim or Liability with respect to which one Party is obligated to provide indemnification hereunder, including by using commercially reasonable efforts to mitigate or resolve any such Claim or Liability.

Section 9.7. Tax Indemnification.

(a) Seller shall indemnify, defend and hold harmless the Buyer Group from and against (i) all Taxes of the Company Group (or the non-payment thereof) with respect to all periods ending on or prior to January 31, 2008 (a “Pre-Lock-Box Period”), (ii) all Taxes of the Company Group (or the non-payment thereof) with respect to any period beginning before January 31, 2008 and ending after January 31, 2008 (a “Straddle Period”), but only with respect to the portion of such period up to and including January 31, 2008 (such portion, a “Lock-Box Partial Period”), and (iii) without duplication of any amounts payable under Section 9.1(c), all

Taxes of the Company Group (or the non-payment thereof) or of the Buyer Group payable as a result of a breach of any representation or warranty set forth in Section 3.11 (Tax Matters), except to the extent such Taxes have been taken into account in the Parties’ mutual determination and calculation of the Purchase Price as set forth in Schedule A4; provided, that Seller shall have no liability to the Buyer Group under this Section 9.7(a) or any other provision of this Agreement for any Taxes attributable to any actions outside of the ordinary course of business taken by or with respect to any member of the Company Group after the Closing (including the making of any election under Section 338 of the Code). For the avoidance of doubt, Section 9.3(a) and Section 9.3(b) shall not apply to indemnification for Taxes or for breaches of the representations and warranties set forth in Section 3.11 (Tax Matters).

(b) In the case of Taxes (other than Transfer Taxes) that are payable with respect to any Straddle Period, the portion of any such Tax that is attributable to a Lock-Box Partial Period shall be:

(i) in the case of income Taxes or any other Taxes resulting from, or imposed on, sales, receipts, uses, transfers or assignments of property or other assets, payments or accruals to other Persons (including, without limitation, wages), or any other similar transaction or transactions, the amount that would be payable for the Lock-Box Partial Period if the Company Group filed a separate Tax Return with respect to such Taxes solely for the Lock-Box Partial Period; and

(ii) in the case of all other Taxes, an amount equal to the amount of Taxes for the entire Straddle Period multiplied by a fraction the numerator of which is the number of calendar days in the Lock-Box Partial Period and the denominator of which is the number of calendar days in the entire Straddle Period.

For purposes of clause (i), any item determined on an annual or periodic basis (including amortization and depreciation deductions and the effects of graduated rates) shall be allocated to the Lock-Box Partial Period based on the relative number of calendar days in such period as compared to the number of calendar days in the entire Straddle Period.

(c) Any Tax refunds, amounts credited against Taxes in lieu of such Tax refunds, or indemnity payments pursuant to Article 9 of the Contribution Agreement that are received by any member of the Buyer Group relating to Taxes of any member of the Company Group (i) for a Pre-Lock-Box Period or Lock-Box Partial Period or (ii) for which Seller is liable pursuant to this Agreement (other than to the extent any such refund or credit arises from the carryback of a net operating loss) shall be for the account of Seller (without offset or reduction) except to the extent such refund or credit was taken into account in the Parties’ mutual determination and calculation of the Purchase Price, and Buyer shall pay over to Seller (without offset or reduction) any such Tax refund or indemnity payment or the amount of any such credit within two (2) Business Days after receipt thereof or entitlement thereto. For the avoidance of doubt, the procedures set forth in Section 9.4 shall not apply to this Section 9.7(c).

(d) Buyer shall file or cause to be filed all Tax Returns of all members of the Company Group required to be filed after the Closing Date, which Tax Returns, to the extent they relate to periods or portions thereof ending on or prior to the Closing Date (each, a “Pre-Closing Period”), shall be timely filed, and shall timely pay or cause to be timely paid all Taxes shown to be due on such Tax Returns. Buyer shall also timely pay or cause to be timely paid all Taxes due with respect to periods or portions thereof beginning after the Closing Date to any Canadian taxing authority with respect to any member of the Company Group. In the event Seller is liable under this Agreement for Taxes due at the time of filing any Tax Return described in this Section 9.7(d), Seller shall pay the amount of such liability to Buyer two (2) Business Days after Seller’s receipt of written request therefor by Buyer or at least three (3) Business Days prior to the filing of the Tax Return, whichever is later. With respect to any Tax Return required to be filed by Buyer pursuant to this Section 9.7(d) for which Seller has any liability for Taxes due (including pursuant to its indemnity obligations under Section 9.7(a)), a copy of such Tax Return shall be submitted by Buyer to Seller for review at least thirty (30) days prior to the due date (including extensions) for filing such Tax Return, and Buyer shall make such necessary or advisable revisions to such Tax Return as are reasonably requested by Seller. Seller’s consent to the filing of such Tax Return shall be presumed if Seller fails to respond to Buyer within fifteen (15) days following Buyer’s submission of such Tax Return to Seller for review. Buyer and Seller shall use their respective best efforts to resolve any disagreement regarding such Tax Return prior to the due date for filing thereof. Any disagreement regarding such Tax Return which is not resolved prior to the due date for the filing thereof shall be promptly resolved by a nationally recognized independent accounting firm mutually acceptable to Buyer and Seller, whose determination of the issue on which there is disagreement shall be final and binding on Buyer and Seller. If the independent accounting firm is unable to make a determination with respect to the issue on which there is disagreement by the due date for the filing of the Tax Return in question, then such Tax Return shall be filed on the due date therefor in a manner consistent with Buyer’s positions and such Tax Return shall be amended to the extent necessary to reflect the independent accounting firm’s determination. Upon resolution or determination of such issue, there shall be made a payment, if necessary, between Buyer and Seller in order to take into account the results of such resolution or determination. The fees and expenses of such accounting firm shall be borne equally by Buyer and Seller.

(e) Buyer and Seller shall reasonably cooperate, and shall cause their respective affiliates, officers, directors, employees, and agents to cooperate, in preparing and filing all Tax Returns, including maintaining and making available to each other all records necessary in connection with Taxes and in resolving all disputes and audits or other examinations relating to Taxes with respect to all Tax periods. Seller shall cooperate with Buyer to provide any information that Buyer reasonably requests to allow Buyer to comply with Section 6043A of the Code or any other information reporting requirements under the Code or other applicable Law.

(f) Buyer and Seller agree to give prompt notice to each other of any proposed adjustment to Taxes of the Company Group for any Pre-Closing Period. Notwithstanding anything to the contrary in Section 9.4, Buyer shall control any examinations, investigations, audits or other proceedings in respect of any Tax Return or Taxes involving the Company Group (a “Tax Contest”), provided that Buyer shall not settle or otherwise resolve any Tax Contest with respect to Taxes for which Seller could be liable pursuant to this Section 9.7 without the consent of Seller, such consent not to be unreasonably withheld. All costs, fees and expenses paid to third parties in the course of any Tax Contest relating to any Pre-Closing Period shall be borne by the parties in the same ratio as the ratio in which, pursuant to the terms of this Agreement, the parties would share the responsibility for payment of the Taxes asserted by the Governmental Authority in such claim or assessment if such claim or assessment were sustained in its entirety.

(g) The Company’s representations and warranties in Section 3.11 (Tax Matters) and the obligations of the Parties set forth in this Section 9.7 shall remain in effect for the applicable statute of limitations (after giving effect to any waivers or extensions thereof), plus sixty (60) days.

Section 9.8. Specified Party Claims. Notwithstanding anything in this Agreement to the contrary, the Parties agree that subject to the terms of this Section 9.8, from and after the Closing, Seller shall retain the exclusive right to conduct and control (including through its Affiliates and counsel) all dealings with the Specified Parties including the prosecution, defense and/or settlement of any claims (“Specified Party Claims”) by or against any of the Specified Parties relating to the ownership and operation of the Company Group prior to Closing, including with respect to the matters described in Section 9.1(e), Section 9.7(c), the Specified AR Proceeding and any Specified Party Claims arising under the Contribution Agreement, but excluding any Specified Mark Claims and any claims by any Specified Party in respect of any payment owing to such Specified Party pursuant to the terms of any employment or consulting agreement between a member of the Company Group and such Specified Party, as in effect immediately prior to the Closing, to the extent reflected in Schedule A4. Buyer shall promptly assign or cause to be assigned to Seller at and after Closing any rights (contractual, legal or otherwise) of any member of the Company Group with respect to the conduct and control of any Specified Party Claims; provided that Seller shall not, without Buyer’s written consent, direct or enter into any settlement in respect of any Specified Party Claim that provides for injunctive relief or other non-monetary relief enforceable against Buyer or any member of the Company Group. From and after Closing, Buyer shall, and shall cause each member of the Company Group to (i) promptly upon discovery thereof, notify Seller of the existence of, or any change or development in, any Specified Party Claim, (ii) cooperate with Seller and its Affiliates in connection with the conduct of any Specified Party Claim and (iii) take any and all actions reasonably necessary to allow Seller and its Affiliates to effectively control and conduct any Specified Party Claim following Closing, including promptly making available any notices, correspondence, filings, records and documentation relating to any Specified Party Claim and furnishing reasonable access to such employees of the Company Group as may be necessary or advisable for the conduct of any Specified Party Claim; provided, that Seller shall reimburse Buyer for its reasonable out-of-pocket expenses in connection with the actions described in the foregoing clauses (i) through (iii). To the extent Known by Seller not to be Known to Buyer, Seller will keep Buyer updated and informed with respect to all material developments relating to or in connection with any Specified Party Claim, including promptly making available to Buyer any notices, correspondence, filings, records and documentation relating thereto to the extent Known by Seller not to be provided to Buyer.

Section 9.9. Specified Mark Claims. Following the Closing and subject to the terms and conditions of Article VIII and this Article IX, Seller will indemnify, defend and hold harmless any member of the Buyer Group from and against fifty percent (50%) of any and all Damages actually incurred by such member of the Buyer Group based upon or arising out of any claim or action brought by any (a) Specified Party challenging such member’s registration, ownership or use of any Specified Mark in connection with apparel, fashion accessories and reasonably related goods, or (b) member of the Company Group alleging infringement of any Specified Mark by a Specified Party with respect to apparel, fashion accessories and reasonably related goods (such claims or actions described in the foregoing clauses (a) and (b), “Specified Mark Claims”); provided, that in no event shall the maximum aggregate Liability of Seller to all members of the Buyer Group pursuant to this Section 9.9 or otherwise based upon or arising out of any Specified Mark Claim (including pursuant to any other provision of this Agreement) exceed $500,000. Notwithstanding anything in Section 9.4 to the contrary, (x) solely for purposes of the application of Section 9.4 to this Section 9.9, all references to thirty (30) days shall be deemed instead to be references to ten (10) Business Days and (y) Buyer shall retain the exclusive right to conduct and control (including through its Affiliates and counsel) all dealings with the Specified Parties with respect to the prosecution, defense and/or settlement of any Specified Mark Claims. Buyer will keep Seller updated and informed with respect to all material developments relating to or in connection with any Specified Mark Claim, including promptly making available to Seller any notices, correspondence, filings, records and documentation relating thereto.

ARTICLE X.

MISCELLANEOUS

Section 10.1. Parties in Interest. Nothing in this Agreement, whether express or implied, shall be construed to give any Person, other than the Parties or their respective successors and permitted assigns, any legal or equitable right, remedy, claim or benefit under or in respect of this Agreement.

Section 10.2. Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign (by contract, stock sale, operation of Law or otherwise) either this Agreement or any of its rights, interests, or obligations hereunder without the express prior written consent of the other Parties, and any attempted assignment, without such consent, shall be null and void; provided, that Buyer may transfer or assign (including by way of pledge), in whole or in part, its rights under this Agreement to its lenders or other financing sources as collateral security; provided, that no such transfer or assignment shall relieve Buyer of any obligation hereunder.

Section 10.3. Notices. All notices and other communications required or permitted to be given by any provision of this Agreement shall be in writing and mailed (certified or registered mail, postage prepaid, return receipt requested) or sent by hand or overnight courier, or by facsimile transmission (with acknowledgment received), charges prepaid and addressed to the intended recipient as follows, or to such other addresses or numbers as may be specified by a Party from time to time by like notice to the other Parties:

If to Seller:	GB Holding I, LLC c/o Gordon Brothers Group 101 Huntington Avenue, 10th Floor Boston, MA 02199 Attn.: Michael Rand Facsimile: (617) 531-7946

and a copy to:	Latham & Watkins LLP 885 Third Avenue New York, New York 10022 Attn.: David M. Schwartzbaum, Esq. Telecopy No.: (212) 751-4864

If to the Company
prior to Closing:	AM Apparel Holdings, Inc. c/o Seller

following Closing:	AM Apparel Holdings, Inc. c/o Buyer

If to Buyer:	G-III Leather Fashions, Inc. 512 Seventh Avenue New York, New York 10018 Attn.: Wayne S. Miller Facsimile: (212) 719-0921

with a copy to:	Fulbright & Jaworski L.L.P. 666 Fifth Avenue New York, New York 10103 Attn.: Neil Gold, Esq. Facsimile: (212) 318-3400

All notices and other communications given in accordance with the provisions of this Agreement shall be deemed to have been given and received when delivered by hand or transmitted by facsimile (with acknowledgment received), three (3) Business Days after the same are sent by certified or registered mail, postage prepaid, return receipt requested or one (1) Business Day after the same are sent by a reliable overnight courier service, with acknowledgment of receipt.

Section 10.4. Amendments and Waivers. This Agreement may not be amended, supplemented or otherwise modified except in a written instrument executed by each of the Parties. No waiver by any of the Parties of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No waiver by any of the Parties of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the Party sought to be charged with such waiver.

Section 10.5. Exhibits and Disclosure Schedule.

(a) All Exhibits, Schedules and the Disclosure Schedule attached hereto are hereby incorporated herein by reference and made a part hereof. Any matter disclosed pursuant to any Section of or Schedule or Exhibit to this Agreement or the Disclosure Schedule (or any section of any Schedule or Exhibit to this Agreement or the Disclosure Schedule) or in the Company Financial Statements whose relevance or applicability to any representation or warranty made elsewhere in this Agreement or to the information called for by any other

Section of or Schedule or Exhibit to this Agreement or the Disclosure Schedule (or any other section of any Schedule or Exhibit to this Agreement or the Disclosure Schedule) is reasonably apparent shall be deemed to be an exception to such representations and warranties and to be disclosed with respect to all Sections of and Schedules and Exhibits to this Agreement and the Disclosure Schedule (and all sections of all Schedules and Exhibits to this Agreement and the Disclosure Schedule), notwithstanding the omission of a reference or cross-reference thereto.

(b) Neither the specification of any dollar amount in any representation or warranty nor the mere inclusion of any item in a Schedule or in the Disclosure Schedule as an exception to a representation or warranty shall be deemed an admission by a Party that such item represents an exception or material fact, event or circumstance or that such item would, individually or in the aggregate, result in a Material Adverse Effect on the Company Group, Seller or Buyer.

Section 10.6. Headings. The table of contents and section headings contained in this Agreement are for reference purposes only and shall not be deemed a part of this Agreement or affect in any way the meaning or interpretation of this Agreement.

Section 10.7. Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

Section 10.8. No Other Representations or Warranties. Except for the representations and warranties expressly set forth in this Agreement, Buyer acknowledges that none of Seller, the Company or any of their respective Affiliates makes any representation or warranty, express or implied, at law or in equity, with respect to Seller, the Company Group or their respective Affiliates, the Shares or any of the assets or Liabilities of the Company Group and its Affiliates, or with respect to any other information provided to Buyer, whether on behalf of Seller, the Company or such other Persons, including as to the probable success or profitability of the Company Group after the Closing, and Seller acknowledges that neither Buyer nor any of its Affiliates makes any representation or warranty, express or implied, at law or in equity, with respect to Buyer or its Affiliates or with respect to any other information provided to Seller, whether on behalf of Buyer or its Affiliates. No party hereto or any other Person will have or be subject to any Liability or indemnification obligation to the other party or any other Person resulting from the distribution to such other party, or such other party’s use of, any such information, including any information, document or material made available to such other party in certain “data rooms,” management presentations or in any other form in expectation or contemplation of the transactions contemplated by this Agreement.

Section 10.9. Effect of Due Diligence. Without limiting the express terms of this Agreement, no investigation by or on behalf of Buyer into the business, operations, prospects, assets or condition (financial or otherwise) of the Company Group or Seller shall diminish in any way the effect of any representations or warranties made by Seller in this Agreement or shall relieve Seller of any of its obligations under this Agreement and no investigation by or on behalf of Seller into the business, operations, prospects, assets or condition (financial or otherwise) of the Buyer shall diminish in any way the effect of any representations or warranties made by Buyer in this Agreement or shall relieve Buyer of any of its obligations under this Agreement.

Section 10.10. Entire Agreement. This Agreement (including the Disclosure Schedule and the other Schedules and Exhibits hereto), the Transaction Documents and the Confidentiality Agreement constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede any prior understandings, negotiations, agreements, or representations among the Parties of any nature, whether written or oral, to the extent they relate in any way to the subject matter hereof or thereof.

Section 10.11. Severability. If any provision of this Agreement or the application of any such provision to any Person or circumstance shall be declared by any court of competent jurisdiction to be invalid, illegal, void or unenforceable in any respect, all other provisions of this Agreement, or the application of such provision to Persons or circumstances other than those as to which it has been held invalid, illegal, void or unenforceable, shall nevertheless remain in full force and effect and will in no way be affected, impaired or invalidated thereby. Upon such determination that any provision, or the application of any such provision, is invalid, illegal, void or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the greatest extent possible.

Section 10.12. Expenses. Unless otherwise provided herein, each Party agrees to pay, without right of reimbursement from the other Parties, all costs and expenses incurred by it incident to the performance of its obligations hereunder, including, without limitation, the fees and disbursements of counsel, accountants, financial advisors, experts and consultants employed by the respective Parties in connection with the transactions contemplated hereby, whether or not the transactions contemplated by this Agreement are consummated. For the avoidance of doubt, Seller shall pay, without right of reimbursement from any member of the Company Group, all fees and disbursements of Financo, Inc. and Latham & Watkins LLP incurred in connection with the proposed sale of the Company to Buyer and each other prospective buyer with respect to which costs and expenses were incurred.

Section 10.13. Governing Law. This Agreement and all claims arising out of or relating to this Agreement and the transactions contemplated hereby shall be governed by the Laws of the State of New York, without regard to the conflicts of law principles that would result in the application of any Law other than the Law of the State of New York.

Section 10.14. Consent to Jurisdiction; Waiver of Jury Trial.

(a) Each of the Parties irrevocably submits to the exclusive jurisdiction of (i) state courts of the State of New York and (ii) the United States District Court for the State of New York for the purposes of any suit, Action or other proceeding arising out of or relating to this Agreement or any transaction contemplated hereby (and agrees not to commence any Action, suit or proceeding relating hereto except in such courts). Each of the Parties further agrees that service of any process, summons, notice or document hand delivered or sent by U.S. registered mail to such Party’s respective address set forth in Section 10.3 will be effective service of process for any Action, suit or proceeding in New York with respect to any matters to which it has submitted to jurisdiction as set forth in the immediately preceding sentence. Each of the Parties irrevocably and unconditionally waives any objection to the laying of venue of any Action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in (i) state courts of the State of New York or (ii) the United States District Court for the State of New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Notwithstanding the foregoing, each Party agrees that a final judgment in any Action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment in any jurisdiction or in any other manner provided in law or in equity.

(b) EACH OF THE PARTIES IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

Section 10.15. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first above written.

GB HOLDING I, LLC
By:	/s/ Mark J. Schwartz
Name: Mark J. Schwartz
Title: Manager

AM APPAREL HOLDINGS, INC.
By:	/s/ Michael Rand
Name: Michael Rand
Title: Director

G-III LEATHER FASHIONS, INC.
By:	/s/ Wayne S. Miller
Name: Wayne S. Miller
Title: Senior Vice President